Exhibit 99.1

[Translation]

(Securities Identification Code 4505)

June 3, 2005

To:	Shareholders

    Notice of the 127th Annual General Meeting of Shareholders

You are hereby invited to attend the 127th Annual General Meeting of Shareholders of the Company which will be held as indicated below.

Furthermore, in the event that you are unable to attend the aforementioned meeting, please review the enclosed documentation and indicate on the Voting Card enclosed herewith your approval or disapproval of the proposals listed thereon and return the Voting Card to the Company after affixing your seal.

                        Yours faithfully,

                        Daiichi Pharmaceutical Co., Ltd.

                        14-10, Nihonbashi 3-chome

                        Chuo-ku, Tokyo

                        By:        Kiyoshi Morita

                        President

Particulars

1.	Date and Time:	10:00 a.m. on June 29, 2005 (Wednesday)

2.	Place:	9th Floor of the Company Headquarters 14-10, Nihonbashi 3-chome, Chuo-ku, Tokyo

3.	Purpose of Meeting:

Matters to be reported:

1.	Business Report, Consolidated Balance Sheet, Consolidated Statement of Income and Results of the Audits by the Independent Auditor and the Board of Corporate Auditors on the Consolidated Financial Statements for the 127th fiscal year (April 1, 2004 to March 31, 2005).

2.	Balance Sheet and Statement of Income for the 127th fiscal year (April 1, 2004 to March 31, 2005).

Matters to be resolved:

First proposal:	Approval of Appropriation Plan of Retained Earnings for the 127th Fiscal Year.

Second proposal:

Establishment of a 100% Parent Company by means of Share Transfer.

The substance of the proposal is described in the enclosed Reference Document Concerning Exercise of Voting Rights from page 39 to page 70.

Third proposal:	Partial Amendment to the Articles of Incorporation. The substance of the proposal is described in the enclosed Reference Document Concerning Exercise of Voting Rights from page 71 to page 72.

Fourth proposal:	Election of Thirteen (13) Directors.

Fifth proposal:	Presentation of Retirement Allowances to Retiring Directors.

-End-

When you attend the meeting in person, please submit the Voting Card enclosed herewith to the receptionist at the place of the meeting.

Business Report for the Period from April 1, 2004 to March 31, 2005

1.	REVIEW OF OPERATIONS

(1)	Review and results of operations of the corporate group

During the year, overseas pharmaceutical markets were characterized by a further intensification of global competition centered on “global-mega” companies and associated with both new drug-related R&D and marketing activities. The Japanese pharmaceutical market was affected by changes in the healthcare systems such as the growing scope of application of the comprehensive hospital therapy evaluation system and the conversion of national university hospitals and other national hospitals into independent corporations, and an average 4.2% reduction in National Health Insurance (NHI) drug reimbursement prices that was implemented in April 2004.

Against this backdrop, the Daiichi Group worked to expand the markets for its products while emphasizing the promotion of appropriate drug use through the provision of information related to drug efficacy and safety. As a result, higher revenue from domestic sales of prescription drugs and a rise in bulk levofloxacin exports more than offset a revenue decline associated with the transfer of the veterinary and livestock feed products business to another company. Consequently, net sales increased 1.8% from the previous fiscal year, to ¥328,534 million. Reflecting the reduction in cost of sales as well as cost-cutting measures with respect to R&D expenses, operating income totaled ¥56,063 million, up 21.6% from the previous fiscal year and ordinary income amounted to ¥57,320 million, up 22.7% from the previous fiscal year, both of which achieved double-digit growth. While ¥7.3 billion in extraordinary restructuring expenses associated with the spin-off of the parent Company’s manufacturing operations was recorded, this was more than offset by extraordinary gains of ¥11.7 billion on the return of the substitutional retirement portion of its Employee’s Pension Fund and ¥3.8 billion on the shift to a new retirement payment system. Thus, net income surged 39.4% from the previous fiscal year, to ¥37,175 million.

Pharmaceutical Business

<Prescription Drugs>

Although conditions in the domestic prescription drug market were negatively affected by the April 2004 revision of drug reimbursement prices, sales of the mainstay broad-spectrum oral antibacterial agent Cravit were steady, and increased sales were recorded for such products as Mobic, a nonsteroidal anti-inflammatory agent marketed in Japan exclusively by Daiichi since July 2004; Artist, a long-acting beta-blocker for treating high blood pressure, angina and chronic cardiac insufficiency; and Zyrtec, an anti-allergy agent. As a result, total domestic prescription drug sales increased 1.9% from the previous fiscal year, to ¥205,859 million.

Overseas prescription drug sales were negatively affected by a decline in a U.S. subsidiary’s sales of FLOXIN Otic, an antibacterial otic solution for treating ear infections, as well as by the appreciation of the Japanese yen. However, the sales of levofloxacin and patent licensing royalty income increased in the United States. Thus, overseas sales of prescription drugs rose 6.2% from the previous fiscal year, to ¥61,318 million. In addition, the inventory adjustments for levofloxacin by the U.S. licensee have completed.

<Diagnostics and Radiopharmaceuticals>

Measures aimed at restraining medical costs kept market conditions challenging, and sales of such products as in vivo radiopharmaceuticals for cardiac imaging applications declined. However, strong sales of such in vitro diagnostics products as testing kits for influenza, which was prevalent in Japan during the year under review and the increase of exports of mainstay cholesterol measuring agents boosted total sales of diagnostics and radiopharmaceuticals products 2.1% from the previous fiscal year, to ¥32,923 million.

<OTC Drugs>

Karoyan Gush, a hair-growth accelerator launched in June 2004, made a significant contribution to performance during the year, and sales of such products as Patecs, anti-inflammatory analgesic poultices and the vitamin C product Cystina C were robust. Accordingly, OTC Drug sales increased 16.3% from the previous fiscal year, to ¥10,199 million.

<Veterinary and Livestock Feed Products>

Reflecting the Company’s June 2004 transfer of its veterinary and livestock feed products business to Meiji Seika Kaisha, Ltd., segment sales dropped 59.1% from the previous fiscal year, to ¥1,544 million.

Other Businesses

Sales of fine chemical products decreased 10.6%, to ¥12,967 million, reflecting drops in sales of such products as calcium pantothenate to customers in North America and Europe. Total sales in the other businesses segment, which includes fine chemicals, declined 8.3%, to ¥16,689 million.

Consolidated net sales derived from overseas rose 3.7%, to ¥68,589 million, and the export ratio of consolidated net sales was 20.9%.

R&D Activities

By conducting research programs that enable the identification of additional drug target molecules and the acquisition of innovative new drug discovery “seeds,” Daiichi is seeking to continuously generate high-quality drug development candidates. Moreover, the Company is proactively undertaking POC testing programs coordinated by Daiichi Medical Research, Inc.

Regarding collaborative research initiatives, Daiichi is collaborating with the U.S.-based UCSF Cancer Research Institute and the U.S.-based Rigel Pharmaceuticals Inc. in research aimed at developing molecularly-targeted anti-cancer agents and is conducting research related to genomic drug discovery with Japan-based Kazusa DNA Research Institute and Celestar Lexico-Sciences, Inc. All of these research programs are expected to facilitate new drug discovery.

Recognizing the importance of strategies for obtaining additional leading-edge technologies, Daiichi and MediBIC ALLIANCE jointly established a drug development venture investment fund in March 2005. The objectives of this fund are to facilitate the collection of information on drug discovery technologies as well as collaborative research activities.

With respect to drug development operations, Daiichi has applications pending in Japan for Plavix (clopidogrel sulfate), an anti-platelet agent; Sonazoid (DD-723), an ultrasonic contrast medium product; and KMD-3213 (silodosin), an agent for treating dysuria jointly developed with Kissei Pharmaceutical Co., Ltd. In addition, Aventis Pasteur-Daiichi Vaccines Co., Ltd. has an application pending in Japan for ActHIB, the first haemophilus influenzae type b conjugate vaccine for pediatric use.

In May 2004, Daiichi submitted a supplemental application for the anticancer agent Topotecin (irinotecan hydrochloride), for an additional indication of pancreatic cancer. In February 2005, the Company submitted a supplemental application for the natural interferon beta agent Feron, for an additional indication of Hepatitis C-induced liver cirrhosis.

In April 2005, approval was received for the anti-spasticity agent Gabalon Intrathecal Injection (continuous administration of baclofen into the intrathecal cavity) developed as an orphan drug (an agent for rare diseases). The agent is used with a programmable pump system, which was co-developed and applied for by Medtronic Japan Co., Ltd., and approval was given for the system in March 2005.

Also in April 2005, approval was received for Adenoscan (adenosine), an adjunctive agent for myocardial scintigraphy imaging for which the domestic application was submitted by Daiichi Suntory Pharma Co., Ltd.

Daiichi decided to discontinue its participation in development for anticancer agent TZT-1027, licensed from TEIKOKU HORMONE MFG. CO., LTD., as a result of its reevaluation of development plans and in line with its strategy of making selective and concentrated investments of R&D resources.

Other noteworthy products under development include DU-6859a (Gracevit, sitafloxacin), a quinolone antibacterial agent that was discovered and developed in-house, and HGF DNA plasmid, an agent for treating peripheral artery diseases and ischemic heart disease for which exclusive marketing rights for Japan, the United States and Europe have been obtained from AnGes MG, Inc.

Daiichi Suntory Pharma is proceeding with domestic clinical trials of SUN Y7017 (memantine hydrochloride), an agent for treating Alzheimer’s disease.

Manufacturing and Technologies

Aiming to realize a considerable reduction in the cost of sales, the Daiichi Group has introduced a new levofloxacin manufacturing method involving a new synthesis technology. The switch to the new manufacturing method has been completed with respect to levofloxacin exported to the United States, which is the principal market for this product.

Daiichi Suntory Pharma began constructing a bio bulk manufacturing facility at its Chiyoda Pharma Factory that is designed to meet needs associated with growing sales of HANP injectable 1000 as well as newly developed products. This facility is scheduled to be completed in October 2005.

Groupwide Initiatives

Daiichi has undertaken various reforms designed to increase the soundness and stability of its pension system. Along with completing the return of its Employees’ Welfare Pension Fund’s substitutional portion, the Company has undertaken fundamental reform aimed at unification of the pension plans of domestic Group companies. These companies have introduced new pension systems involving defined contributions and benefits.

Regarding moves to introduce and upgrade electronic information systems, the Company has been proceeding with the introduction of enterprise resource planning (ERP) systems at major domestic Group companies. Consolidated accounting, personnel and remuneration systems have already been inaugurated and the Company is steadily moving forward with the introduction of supply chain management systems.

(2)	Capital Expenditures

During the current fiscal year the Company’s capital expenditures program totaled ¥12.2 billion, and principal projects were as follows:

•	Bulk biopharmaceuticals manufacturing facility (Daiichi Suntory Pharma Co., Ltd.) Scheduled to be completed in October, 2005
•	No. 10 building construction (Daiichi Radioisotope Laboratories, Ltd.) scheduled to be completed in October, 2005

(3)	Fund-Raising

During the current fiscal year no funds were raised by the Company through the issuance of bonds or new common shares.

(4)	Matters to be dealt with by the Company

Aiming to use new global development drug candidates to realize its corporate objectives, the Daiichi Group has designated the period through fiscal year 2006 for reforms that will create the foundation required for achievement of its corporate objectives. Accordingly, it is taking measures to attain the following management goals.

1) Expanding Global R&D Operations

Daiichi is placing strategic emphasis on the tasks of building a global R&D system able to create pharmaceutical products in line with global standards, continuously creating high-quality drug development candidates, and strengthening its system for evaluating drug development candidates in line with global standards and from both scientific and business perspectives.

Recognizing the need to transform conventional R&D operations in order to promote the smooth operation of a global R&D system, in October 2004 the Company established a new organizational system designed to integrate R&D operations. Within the R&D Division’s system, the Company is working to promote progress in domestic and overseas R&D projects through functional collaboration between its Tokyo Research and Development Center and the U.S.-based Daiichi Medical Research, Inc. Through this initiative, the Company is seeking to boost R&D productivity, integrate science and business, and firmly instill global thinking and action mechanisms.

Regarding drug discovery research, Daiichi has chosen four therapeutic domains: infectious diseases, cancer, thrombosis and other cardiovascular diseases, and allergies and other immune system disorders. Research advances are being promoted by augmenting the quality and efficiency of the drug discovery system’s performance. Competitively superior drug discovery technologies are being implemented by stepping up collaboration with leading-edge research institutions in Japan and overseas as well as with Daiichi Suntory Pharma Co., Ltd., and other Daiichi Group members.

In clinical development operations, the U.S.-based Daiichi Medical Research now provides more sophisticated drug candidate evaluation capabilities. Working in cooperation with the Daiichi Group’s other internal research facilities, the U.S.-based company is now undertaking comprehensive evaluation of a number of promising drug candidates including such oral antithrombotic agents as DU-176b, an oral factor-Xa inhibitor; such quinolone agents for treating drug-resistant infections as DX-619; such anti-allergy agents as DW-908e; and the anticancer chemotherapeutic agent DJ-927. In preparation for the advance of these candidates to the proof-of-concept (POC) testing stage, the Company is creating systems for performing POC studies in line with global standards.

2) Strengthening Domestic and Overseas Prescription Drug Businesses

Amid increasingly intense marketing competition, Daiichi has the policy of working to further reinforce the market positions of its domestic and overseas prescription drug businesses.

In the domestic prescription drug business, the Company is aiming to expand its current market share. To do this, it is striving to increase the number of prescriptions for established drugs such as Cravit, a broad-spectrum oral antibacterial agent; Artist, a long-acting beta-blocker; Sunrythm, an anti-arrhythmic agent; and HANP, an agent for treating acute cardiac insufficiency while also expeditiously launching and developing the markets for drugs for which applications have already been made such as Plavix (clopidogrel sulfate), a new anti-platelet agent; and KMD-3213 (silodosin), an agent for treating dysuria. The Company is also strengthening its marketing operations aimed at the hospital market while taking steps to respond to such changes in the medical therapy environment as the creation of medical institution networks and the spread of diagnostic and therapeutic guidelines.

In the overseas prescription drug business, the Company is working to ensure that its licensee maintains the top share of the new quinolone market in the United States, which is the largest export market for bulk shipments of its mainstay antibacterial agent levofloxacin, by working through the licensee to obtain approval for additional indications and taking other steps to expand sales of products containing levefloxacin in the United States.

3) Building a Resilient Corporate Structure by Resolutely Implementing Structural Reforms

To transform the entire Daiichi Group into an enterprise featuring high levels of profitability and management efficiency as well as strong overall competitiveness, the Company has established a task force, the Structural Reform Headquarters, that is working to:

(i)	consolidate functions within the Group and integrate and consolidate networks of research, manufacturing and distribution facilities;

(ii)	optimize the size of the Group’s workforce; and

(iii)	restructure ancillary businesses.

Particularly noteworthy among functional and facility consolidation measures was the establishment of Daiichi Pharmatech Co., Ltd., which began smoothly operating in April 2005. Created through the spin-off of three factories from the Company and subsequent integration of these factories with two Group manufacturing service companies, Daiichi Pharmatech is working to further increase manufacturing efficiency and strengthen cost-competitiveness.

Other noteworthy measures include the shift of the Tochigi Research Center’s protein research unit and Daiichi Fine Chemical Co., Ltd.’s drug discovery units to the Tokyo Research and Development Center, in October 2004 and April 2005, respectively. A decision has been made to increase distribution efficiency and cut costs by shifting the functions of distribution centers in Sapporo and Shizuoka to the Tokyo Distribution Center, and the Company is assiduously moving ahead with measures to prepare for the implementation of this decision.

Aiming to optimize the size of the Group’s workforce, steps were taken to hire additional staff to work for Daiichi Medical Research and as the parent Company’s Medical Representatives (sales representatives in the field) in domestic prescription drug marketing. In contrast, at many other Group companies such operational reform measures as those to reevaluate operations, consolidate functions and introduce electronic information systems have enabled the right-sizing of the workforce.

Regarding the reorganization of non-core businesses, the Company sold and transferred sales and distribution rights for its veterinary and livestock feed products. This transfer was smoothly implemented in June 2004.

Corporate Governance

Recognizing that strengthening its corporate governance is an important management issue, the Daiichi Group is working to strengthen its capabilities regarding legal compliance, highly transparent management, rapid and appropriate management decision making and supervisory systems.

The Company will appoint outside directors and adopt single-year terms for directors upon approval at the coming 127th Annual General Meeting of Shareholders, and the Company is moving ahead with the introduction of a corporate officer system and functional reevaluation of the Management Committee.

Compliance

Daiichi Group companies recognize that complying with fundamental social rules is an important management issue, and the Group’s directors and employees make sustained efforts to ensure rigorous compliance with “Daiichi Conduct Guidelines.” The Company has established employee hotlines and the Ethics Committee, and it is promoting a thorough awareness of the “Daiichi Conduct Guidelines” through various measures including the organization of training seminars for each management stratum and the implementation of questionnaire-based surveys. Regarding internal control systems, Daiichi is strengthening its Internal Audit Department and other internal auditing units and also conducts audits of its compliance system risk management system, and other internal control systems.

Litigation

Regarding the issues associated with the alleged formation of a bulk vitamin marketing cartel, settlements were reached with all but a few relevant parties in the United States. In Europe, an appeal was filed in February 2002 in response to a notification of the levying of a fine received from the European Commission.

In the United States, Mylan Laboratories Inc. and other companies have filed applications for permission to manufacture generic versions of products of Daiichi’s mainstay product, levofloxacin. Having determined that such applications constitute attempts to infringe Daiichi’s patents, Daiichi and its licensee together filed suit against the Mylan Laboratories-led group in a federal district court, which decided in favor of

Daiichi and the licensee in December 2004. However, the Mylan Laboratories-led group was dissatisfied with the decision and has appealed it. Daiichi intends to continue vigorously defending its intellectual property assets.

Business Integration through Establishment of a Joint Holding Company with Sankyo Co., Ltd.

The Daiichi Group’s GLOBAL 10 long-term vision calls for the Group to become an “R&D-driven global pharmaceutical company” that develops products that meet global standards and provides them throughout the world. To realize this vision, the Group has proceeded with diverse business reforms and striven to improve its operations in a manner that accords with its social mission.

However, in view of such worldwide trends as progressive globalization and stepped-up cost-containment measures in the healthcare environment, we recognize that it is crucial to adopt a new corporate strategy that will enable us to build a stronger corporate foundation and management resources needed to overcome global competition.

Sharing in the recognition of the need for this strategy, Daiichi and Sankyo Co., Ltd., on February 25, 2005, signed a memorandum of understanding and on May 13, 2005, signed a definitive joint share transfer agreement subject to approval at the 127th Annual General Meeting of Shareholders scheduled to be held on June 29, 2005, in relation to the establishment of a joint holding company to be called DAIICHI SANKYO COMPANY, LIMITED and the subsequent integration of their operations in the prescription drug business. The goal of integration is to realize the philosophy and vision jointly held by the two companies.

By maximizing synergies generated by the integration, the two companies are aiming to become the Japan-based “global pharma-innovator.” Having outstanding R&D and marketing capabilities competitive in the major world markets, this company will seek to “contribute to better human health throughout the world” on a still-higher level.

(5)	Changes in the Operating Results and Total Assets for the Corporate Group and for the Company

1) Changes in the Operating Results and Total Assets for the Corporate Group (Consolidated)

	2001 124th fiscal year	2002 125th fiscal year	2003 126th fiscal year	2004 127th fiscal year (Consolidated fiscal year under review)
Net Sales (Millions of Yen)	332,753	322,011	322,767	328,534
Net Income (Millions of Yen)	31,375	13,567	26,661	37,175
Earnings per Share (Basic) (Yen)	110.18	48.15	97.25	137.95
Total Assets (Millions of Yen)	525,511	512,383	521,808	546,555

Notes: 1.	From the consolidated fiscal year under review, the Company has prepared consolidated financial statements in accordance with Article 19-2 of the Law for Special Provisions for the Commercial Code Concerning Audits, Etc. Regarding the 124th through 126th fiscal years, the Company is presenting consolidated financial information which have not been audited by corporate auditors or independent auditors as stipulated by financial information Article 19-2-3 of that law.

2.	Earnings per Share (Basic) are based on the average number of shares of common stock issued and outstanding during the relevant fiscal year, and shares of the Company that are held by the Company (treasure stock) are deducted from the total number of issued shares

3.	From the 125th fiscal year, bonus allowances to company directors are deducted from Net Income, pursuant to the “Accounting Standards Regarding Net Profit per Share for the Current Period” (Corporate Accounting Standards No. 2) and “Application Guidelines for Accounting Standards Regarding Net Profit per Share for the Current Period” (Corporate Accounting Standards Application Guidelines No. 4).

2) Changes in the Operating Results and Total Assets for the Company (Non-consolidated)

	2001 124th fiscal year	2002 125th fiscal year	2003 126th fiscal year	2004 127th fiscal year (Fiscal year under review)
Net Sales (Millions of Yen)	272,214	254,897	253,486	259,912
Net Income (Millions of Yen)	29,566	24,637	27,996	19,303
Earnings per Share (Basic) (Yen)	103.83	88.34	102.29	71.53
Total Assets (Millions of Yen)	465,492	474,452	491,534	508,932

Notes: 1.	Earnings per Share are based on the average number of shares of common stock issued and outstanding during the relevant fiscal year. Shares in the Company that are held by the Company (treasury stock) are deducted from the total number of issued shares.

2.	From the 125th fiscal year, bonus allowances to company directors are deducted from Net Income, pursuant to the “Accounting Standards Regarding Net Profit per Share for the Current Period” (Corporate Accounting Standards No. 2) and “Application Guidelines for Accounting Standards Regarding Net Profit per Share for the Current Period” (Corporate Accounting Standards Application Guidelines No. 4).

2.	GENERAL STATE OF THE CORPORATE GROUP AND OF THE COMPANY

(Unless otherwise noted, the descriptions below are provided as of March 31, 2005)

(1)	Major Business Operations of the Corporate Group and of the Company

Manufacture, sale, export and import of pharmaceuticals, radiopharmaceuticals, diagnostics and non-pharmaceutical products.

(2)	Main Place of Business, Factories and Research Facilities, Etc., of the Corporate Group and of the Company

Daiichi Pharmaceutical Co., Ltd.	Headquarters	14-10, Nihonbashi 3-chome, Chuo-ku, Tokyo, JAPAN
Branch Offices

Sapporo Branch, Sendai Branch,

Tokyo Branch I, Chiba/Saitama

Branch, Yokohama Branch, Tokyo

Branch II, Nagoya Branch, Kyoto

Branch, Osaka Branch,

Kobe Branch, Hiroshima Branch,

Takamatsu Branch, Fukuoka

Branch

	Factories	Osaka Factory, Shizuoka Factory, Akita Factory
	Research Institutes	Edogawa-ku, Tokyo
	Training Center	Sunto-gun, Shizuoka Prefecture
Daiichi Pure Chemicals Co., Ltd.	Headquarters	Chuo-ku, Tokyo
Daiichi Radioisotope Laboratories, Ltd.	Headquarters	Chuo-ku, Tokyo
Daiichi Fine Chemical Co., Ltd.	Headquarters	Takaoka-City, Toyama Prefecture
Saitama Daiichi Pharmaceutical Co., Ltd.	Headquarters	Kasukabe-City, Saitama Prefecture
Daiichi Suntory Pharma Co., Ltd.	Headquarters	Chiyoda-ku, Tokyo
Daiichi Pharma Holdings, Inc.	Headquarters	New Jersey, U.S.A.
Daiichi Pharmaceutical (Beijing) Co., Ltd.	Headquarters	Beijing, China
Daiichi Pharmaceutical (China) Co., Ltd.	Headquarters	Beijing, China

Note:	As of April 1, 2005, the Company spun-off three factories—the Osaka Factory, Shizuoka Factory, and Akita Factory—and transferred them to Daiichi Pharmatech, Co., Ltd.

(3)	State of Shares

(i)	Total number of shares authorized to be issued by the Company	789,000,000

(ii)	Total number of shares issued and outstanding	286,453,235

(iii)	Number of new shares issued during the current fiscal period	0

(iv)	Number of shareholders	19,250

(v)	Major shareholders

Name of Company	The shareholder’s investment in the Company		The Company’s investment in the major shareholders
	Holdings	Shareholding ratio	Holdings	Shareholding ratio

	(Shares in Thousands)	(Percentage)	(Shares in Thousands)	(Percentage)

Nippon Life Insurance Company	14,225	4.97	-	-

Japan Trustee Service Bank, Ltd. (Trust account)	10,252	3.58	-	-

The Master Trust Bank of Japan, Ltd. (Trust account)	9,569	3.34	-	-

Sumitomo Mitsui Banking Corporation	8,540	2.98	-	-

The Bank of Tokyo-Mitsubishi, Ltd.	8,169	2.85	-	-

Trust & Custody Services Bank, Ltd. (Mizuho Corporate Bank, Ltd. Retirement Benefit Trust Account re-entrusted by Mizuho Trust & Banking Co., Ltd.)	7,331	2.56	-	-

The Tokio Marine & Nichido Fire Insurance Co., Ltd.	6,966	2.43	-	-

State Street Bank and Trust Company 505103	6,660	2.33	-	-

Mitsui Sumitomo Insurance Co., Ltd.	6,479	2.26	2,258	0.15

Mellon Bank Treaty Clients Omnibus	5,806	2.03	-	-

Notes: 1.	Sumitomo Mitsui Banking Corporation is a wholly owned subsidiary of the Sumitomo Mitsui Financial Group, and the Company holds 6,944 shares (Shareholding Ratio 0.11%) of common stock of the Sumitomo Mitsui Financial Group.

2.	The Bank of Tokyo-Mitsubishi, Ltd. is a wholly owned subsidiary of the Mitsubishi Tokyo Financial Group, Inc., and the Company holds 3,427 shares (Shareholding Ratio 0.05%) of common stock of the Mitsubishi Tokyo Financial Group, Inc.

3.	The Tokio Marine & Nichido Fire Insurance Co., Ltd. is a wholly owned subsidiary of Millea Holdings, Inc., and the Company holds 1,094 shares (Shareholding Ratio 0.06%) of common stock of Millea Holdings, Inc.

4.	In addition to the shareholdings of the above-mentioned major shareholders, the Company holds 18,049,212 shares of the Company as treasury stock (6.30% of the total number of issued shares).

[Note to U.S. shareholders: The information as to major shareholders set out above is based solely on the register of the shareholders of Daiichi. Daiichi shares held in a number of trust accounts with each of Japan Trustee Service Bank, Ltd., The Master Trust Bank of Japan, Ltd. and Trust & Custody Services Bank, Ltd. have been presented separately in the table above, although these shares have been counted on an aggregate basis for each of Japan Trustee Service Bank, Ltd., The Master Trust Bank of Japan, Ltd. and Trust & Custody Services Bank, Ltd. for the purpose of the table set out in the “Major Shareholders” section of the prospectus included as part of the registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission.]

(4)	Acquisition, Disposal and Holding of Treasury Stock

(i)	Acquired Stock

Common stock	2,122,763 shares

Aggregate acquisition amount	¥4,263 million

(ii)	Disposed Stock

Common stock	826,560 shares

Aggregate disposal amount	¥1,795 million

(iii)	Stock Invalidated

N.A.

(iv)	Stock Held during the Fiscal Term

Common stock	18,049,212 shares

(5)	Status of Stock Acquistion Rights

(i)	Currently issued stock acquisition rights

	Date of resolution for the issuance	Number of stock acquisition rights	Class and number of shares to be acquired upon exercise of stock acquisition rights	Amount to be paid per share (exercise price)
First issuance of stock acquisition rights (July 1, 2002)	June 27, 2002	4,090	Common shares 409,000	2,338 yen
Second issuance of stock acquisition rights (July 1, 2003)	June 27, 2003	4,320	Common shares 432,000	1,633 yen
Third issuance of stock acquisition rights (July 1, 2004)	June 29, 2004	3,560	Common shares 356,000	1,993 yen

Note:

In all cases, stock acquisition rights were issued free of charge for the purpose of granting stock options. In addition, with regard to share subscription rights based on provisions of Article 280-19 of the old Commercial Code, see Notes to the Balance Sheet.

(ii)	Status of stock acquisition rights issued under particularly advantageous conditions to persons other than shareholders during the current fiscal year

1)	Total number of stock acquisition rights issued

3,560 at 100 common shares per stock acquisition right

2)	Class and number of shares to be acquired upon exercise of stock acquisition rights

Common Stock	356,000 shares

3)	Issue price of stock acquisition rights

Free of charge

4)	Amount to be paid per share upon exercise of stock acquisition rights

1,993 yen

5)	Exercise period for the stock acquisition rights is from July 1, 2004 to June 29, 2014

6)	Conditions of exercise of the stock acquisition rights

•	A person who is granted stock acquisition rights shall retain his or her rights to exercise the stock acquisition rights in the event that such person shall lose his or her status as a Director or employee of the Company, provided that such change in status is a result of the resignation or retirement upon expiry of term or for other just causes, such as reaching mandatory retirement age, transfer to a subsidiary or resignation due to the Company’s reasons.
•	Holder of the stock acquisition rights shall not pledge or otherwise dispose of such rights for money or other consideration.
•	In addition to the two stipulations noted above, other conditions for the exercise of the stock acquisition rights shall be set out in the “Option Allowance Agreement.”

7)	Events and conditions of cancellation

In the event that the holder of the stock acquisition rights ceases to comply with the conditions for the exercise of his or her rights, the Company may cancel the stock acquisition rights without compensation to such person.

8)	Advantageous conditions

The options are issued free of charge to the directors and certain employees of the Company

9)	Names of persons who were granted the stock acquisition rights and the number of stock acquisition rights granted to each person

• Directors of the Company

Name	Number of stock acquisition rights	Name	Number of stock acquisition rights
Kiyoshi Morita	400	Tomomi Chiba	100
Hiroyuki Nagasako	300	Isao Hayakawa	100
Kenichi Mizutani	200	Ryuzo Takada	100
Hiroshi Yamamoto	200	Hiroshi Sugiyama	100
Tadao Suzuki	150	Teruo Takayanagi	100
Atsuo Inoue	150	Toru Kuroda	100
Hidetoshi Imaizumi	150	Akira Nagano	100
Tsutomu Une	150	Kyohei Nonose	100
		George Nakayama	100
		Kazunori Hirokawa	100
		18 persons, total of 2,700 stock acquisition rights (Common stock 270,000 shares)

• Employees of the Company (Top ten employees)

Name	Number of stock acquisition rights	Name	Number of stock acquisition rights
Katsuro Yagawa	50	Yusuke Yukimoto	50
Yoji Yamamoto	50	Tadashi Horiuchi	50
Takashi Yokota	50	Masatoshi Sakamoto	50
Toshiro Minotani	50	Osamu Goishihara	50
Koju Ogawa	50	Shinsei Tamai	50
		20 persons, total of 860 stock acquisition rights (Common stock 86,000 shares)

(6)	Status of Employees

(i)	Number of Employees of the Corporate Group

Number of employees	Change from previous fiscal year-end
7,333	-46

Note: The	number of employees represents the number of employees actually working.

(ii)	Number of Employees of the Company

Number of employees	Change from previous fiscal year-end	Average age	Average number of years of service
3,799	- 5	37.9	15

Note: The	number of employees represents the number of employees actually working.

(7)	Status of Business Relationships

(i)	The Status of Principal Subsidiaries

Company name	Paid-in capital	Shareholding ratio	Principal activities

Daiichi Pure Chemicals Co., Ltd.	1,275 million yen	100.0	Manufacture and sale of diagnostic agents and reagents, research on and testing of pharmaceuticals

Daiichi Radioisotope Laboratories, Ltd.	1,400 million yen	100.0	Manufacture and sale of radiopharmaceuticals and radioisotope products

Daiichi Fine Chemical Co., Ltd.	2,276 million yen	100.0	Manufacture and sale of pharmaceuticals and fine chemicals

Saitama Daiichi Pharmaceutical Co., Ltd.	1,005 million yen	100.0	Manufacture and sale of pharmaceuticals

Daiichi Suntory Pharma Co., Ltd.	1,000 million yen	66.0	Research, development, manufacture, and sale of pharmaceuticals

Daiichi Pharma Holdings, Inc.	US$150,000	100.0	Unified oversight for Daiichi Medical Research, Inc. and Daiichi Pharmaceutical Corporation

Daiichi Pharmaceutical (Beijing) Co., Ltd.	US$53,800,000	100.0	Manufacture and sale of pharmaceuticals

Daiichi Pharmaceutical (China) Co., Ltd.	US$10,000,000	100.0	Clinical development of pharmaceuticals

Notes: 1.	17.5% of the Company’s voting rights in Daiichi Radioisotope Laboratories, Ltd. are held indirectly through a subsidiary.

2.	Regarding Daiichi Pharma Holdings, Inc., as of April 1, 2004, the former Daiichi Pharmaceutical Corporation contributed its operating assets to Daiichi Medical Research, Inc., and DPC

Newco, Inc and thereby transformed itself into a holding company, and changed its name to Daiichi Pharma Holdings, Inc. At the same time, DPC Newco, Inc., changed its name to Daiichi Pharmaceutical Corporation.

(ii)	Changes in Material Business Relationships

1)	As of April 1, 2004, Saitama Daiichi Pharmaceutical Co., Ltd. became a wholly owned subsidiary of the Company by way of a share exchange arrangement.

2)	As of April 1, 2004, the former Daiichi Pharmaceutical Corporation contributed its operating assets to Daiichi Medical Research, Inc., and DPC Newco, Inc and thereby transformed itself into a holding company, and changed its name to Daiichi Pharma Holdings, Inc. At the same time, DPC Newco, Inc., changed its name to Daiichi Pharmaceutical Corporation.

3)	As of April 1, 2005, the Company spun-off three factories-the Osaka Factory, Shizuoka Factory, and Akita Factory and transferred them to Daiichi Pharmatech, Co., Ltd., a subsidiary established on October 14, 2004. At the same time, Daiichi Pharmatech Co., Ltd. merged with two other of the Company’s subsidiaries Kansai Daiichi Service Co., Ltd., and Daiichi Technos Co., Ltd.

(iii)	Consolidated Financial Results

The number of consolidated subsidiaries of the Company is 31, including the 8 principal subsidiaries listed above.

During the current fiscal year, consolidated net sales amounted to ¥328,534 million (up 1.8% from the previous fiscal year), and consolidated net income amounted to ¥37,175 million (up 39.4% from the previous fiscal year).

(iv)	Principal Business Partners

1)	Principal Overseas Business Partners and Significant Cooperative Activities

Company name	Country	Significant cooperative activities

Sanofi-Synthelabo	France	Alliance for manufacture and sale of finished preparations of ticlopidine hydrochloride, etc.

Aventis Pharma Deutschland	Germany	Licensee for manufacture and sale of finished preparations of ofloxacin and levofloxacin

Johnson & Johnson	U.S.A.	Same as above

GlaxoSmithKline S.P.A.	Italy	Same as above

Aventis Pharma	France	Licensee for manufacture and sale of finished preparations of ofloxacin

Amersham Health AS	Norway	Alliance for manufacture and sale of finished preparations of iohexol and finished preparations of gadodiamide, and for research and development of contrast media

F. Hoffmann - La Roche Ltd.	Switzerland	Alliance for manufacture and sale of finished preparations of carvedilol

Servier Laboratorios	France	Alliance for manufacture and sale of finished preparations of perindopril erbumine

2)	Principal Domestic Business Partners and Significant Cooperative Activities

Company name	Country	Significant cooperative activities

Toray Industries, Inc.	Japan	Alliance for sale of finished preparations of interferon-ß

The Kitasato Institute	Japan	Alliance for sale of vaccines

Santen Pharmaceutical Co., Ltd.	Japan	Licensee for manufacture and sale of finished preparations of ofloxacin and levofloxacin

Mitsubishi Pharma Corporation	Japan	Alliance for manufacture and sale of finished preparations of argatroban

UCB Japan Co., Ltd.	Japan	Alliance for sale of finished preparations of cetirizine hydrochloride

Nippon Boehringer Ingelheim Co., Ltd.	Japan	Alliance for sale of finished preparations of meloxicam

Zeria Pharmaceutical Co., Ltd.	Japan	Alliance for sale of finished preparations of carperitide

Yakult Honsha Co., Ltd.	Japan	Alliance for sale of finished preparations of irinotecan hydrochloride

(8)	Principal Lenders

This item is not applicable.

(9)	Directors and Corporate Auditors

Position	Name	Duties or major responsibilities

Representative Director & President	Kiyoshi Morita

Representative Director & Executive Vice President	Hiroyuki Nagasako

Senior Managing Director	Kenichi Mizutani	Domestic Pharmaceuticals Marketing

Senior Managing Director	Hiroshi Yamamoto	Ethics, Legal, Human Resource, Production and Technology

Managing Director	Tadao Suzuki	Head of R&D Division

Managing Director	Atsuo Inoue	Science and Reliability Assurance

Managing Director	Hidetoshi Imaizumi	Healthcare

Managing Director	Tsutomu Une	Corporate Management, Administration and International Operations

Director	Tomomi Chiba	Director of Post Marketing Surveillance Administration

Director	Isao Hayakawa	Director of New Product Research

Position	Name	Duties or major responsibilities

Director	Ryuzo Takada	General Manager of Marketing & Sales Administration Department

Director	Hiroshi Sugiyama	General Manager of Clinical Development Department

Director	Teruo Takayanagi	General Manager of R&D Operations Department

Director	Toru Kuroda	General Manager of Corporate Planning Department

Director	Akira Nagano	General Manager of Marketing Planning & Promotion Department

Director	Kyohei Nonose	General Manager of Human Resources Department, Business Center and Higashifuji Training Center

Director	George Nakayama	Representative Director and President, Daiichi Suntory Pharma Co., Ltd.

Director	Kazunori Hirokawa	General Manager of R&D Strategic Planning Department

Senior Corporate Auditor (Full-time)	Yutaka Hirata

Corporate Auditor (Full-time)	Shigemi Oda

Corporate Auditor	Tadashi Takauji	Attorney

Corporate Auditor	Koukei Higuchi	Senior Corporate Advisor of Tokio Marine & Nichido Fire Insurance Co., Ltd.

Notes: 1.	Among the Corporate Auditors, both Tadashi Takauji and Koukei Higuchi serve as Outside Corporate Auditors in accordance with Article 18 (1) of the Law for Special Provisions for the Commercial Code Concerning Audits, etc.

2.	The following persons accepted positions as Corporate Auditors during the current fiscal year:

Shigemi Oda (assumed office on June 29, 2004)

Koukei Higuchi (assumed office on June 29, 2004)

3.	The following persons retired from positions as Directors and Corporate Auditors during the current fiscal year:

Tadashi Suzuki (retired from office on June 29, 2004)

Kimiaki Ohta (retired from office on June 29, 2004)

Yasumasa Araki (retired from office on June 29, 2004)

Tadayuki Otsuka (retired from office on June 29, 2004)

4.	On April 1, 2005, the following changes were made due to organizational changes.

Managing Director

    Tsutomu Une

Corporate Management, Administration and International Sales & Marketing Department

Director

    Hiroshi Sugiyama

General Manager of Clinical Development Department

Director

    Kyohei Nonose

General Manager of Personnel Department, Business Center and Higashifuji Training Center

(10)	Fee Paid to Independent Auditors

Amounts of audit fees etc., paid to independent auditors by the Company and its subsidiaries, etc., were as follows.

Item	Amount to be paid
1. Total amount of fees paid to independent auditors by the Company and its subsidiaries, etc.	¥231 million
2. Portion of above item “1.” constituting total amount of fee paid to independent auditors as the fee for audit certification services based on Article 2-1 of the Certified Public Accountant Law	¥216 million
3. Portion of above item “2.” constituting total amount of remuneration to be paid to financial auditors by the Company	¥38 million

Notes:

Because the audit contract between the Company and its independent auditors does not separately list audit fee amounts for audits based on the Law for Special Provisions for the Commercial Code Concerning Audits, etc, and for audits based on the Securities Exchange Law, the amount listed in item “3” is a total for the two types of audits.

In addition, the amounts listed in items “1” and item “2” include ¥142 million of fees for audits based on the standards of the Public Company Accounting Oversight Board (U.S.) for fiscal years 2002 and 2003.

3.	IMPORTANT SUBSEQUENT EVENT PERTAINING TO THE CORPORATE GROUP

Business Integration Through Establishment of a Joint Holding Company with Sankyo Company, Limited.

At the May 13, 2005 meeting of the Board of Directors, the Board approved a proposal calling for the establishment with Sankyo Company, Limited, of a joint holding company on September 28, 2005 and a definitive joint share transfer agreement was signed on that same day.

Regarding the establishment of a joint holding company, a resolution for the establishment thereof by means of a share transfer is scheduled to be presented for approval at the 127th Annual General Meeting of Shareholders scheduled to be held on June 29, 2005.

CONSOLIDATED BALANCE SHEET - ASSETS

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNT	AMOUNT

ASSETS	546,555

Current Assets:	299,836
Cash and time deposits	16,395
Trade notes and accounts receivable	88,168
Investment securities	107,514
Mortgage-backed securities	20,000
Inventories	40,486
Deferred tax assets	13,826
Other current assets	13,496
Allowance for doubtful accounts	(-)50

Non-current assets:	246,718
Property, plant and equipment:	105,602
Buildings and structures	55,969
Machinery, equipment and vehicles	19,705
Land	17,526
Construction in progress	6,029
Other fixed assets	6,372

Intangible assets:	6,796
Other intangible assets, net	6,796

Investments and other assets:	134,319
Investment securities	105,461
Long-term loans	763
Prepaid pension costs	15,493
Deferred tax assets	3,167
Other assets	9,756
Allowance for doubtful accounts	(-)323
TOTAL ASSETS	546,555

CONSOLIDATED BALANCE SHEET – LIABILITIES, MINORITY

INTERESTS AND SHAREHOLDERS’ EQUITY

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNT	AMOUNT

LIABILITIES	96,409

Current liabilities:	74,339

Trade notes and accounts payable	17,182

Short-term bank loans	18

Income taxes payable	8,401

Allowance for sales returns	448

Allowance for sales discounts	1,421

Accrued expenses and other current liabilities	46,867

Non-current liabilities:	22,070

Long-term debt	5

Deferred tax liabilities	9,791

Accrued retirement and severance costs	4,754

Accrued directors’ retirement and severance costs	2,200

Other non-current liabilities	5,318

MINORITY INTERESTS	1,582

Minority interests	1,582

SHAREHOLDERS’ EQUITY	448,563

Common stock	45,246

Additional paid-in-capital	49,130

Retained earnings	376,144

Net unrealized gain on investment securities	18,215

Foreign currency translation adjustments	(-)1,305

Treasury stock at cost	(-)38,867

TOTAL LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS’ EQUITY	546,555

CONSOLIDATED STATEMENT OF INCOME

(April 1, 2004 to March 31, 2005)

(Unit: millions of yen)

ACCOUNT		AMOUNT

Ordinary Income and Loss:

Operating income and expenses:

Operating income
Net sales		328,534

Operating expenses		272,470
Cost of sales	100,834
Selling, general and administrative expenses	171,636

Operating income		56,063

Non-operating income and expenses:

Non-operating income		2,795
Interest and dividends receivable	1,474
Other	1,321

Non-operating expenses		1,538
Loss on disposal and write-down of inventories	626
Equity in net losses of affiliated companies	399
Other	511

Ordinary income:		57,320

Extraordinary Gains and Losses:

Extraordinary gains:		16,983
Gain from the return of the substitutional portion of the employees’ pension fund to the government	11,747

Gain from the transfer to the defined contribution pension plan	3,769

Gain on sale of the veterinary and livestock feed products business	800

Gain on sale of land	384

Realized gain on sale of investment securities	283

Extraordinary losses:		9,633

Restructuring charge	7,316

Loss on settlement of an employee pension fund plan	381

Loss on settlement of vitamin-related anti-trust litigations	111

Impairment of investment securities	32

Loss on disposal of fixed assets	1,792

Net income before income taxes and minority interests		64,670
Income tax expense – current		17,357
Income tax expense – deferred		11,486
Minority interests in net losses of subsidiaries		1,348

Net income		37,175

BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1. Scope of Consolidation

(1) Consolidated subsidiaries: 31

Principal consolidated subsidiaries:

In Japan

Daiichi Pure Chemicals Co., Ltd.

Daiichi Radioisotope Laboratories, Ltd.

Daiichi Fine Chemical Co., Ltd.

Saitama Daiichi Pharmaceutical Co., Ltd.

Daiichi Suntory Pharma Co., Ltd.

Overseas

Daiichi Pharmaceutical Corporation

Daiichi Medical Research, Inc.

Daiichi Pharmaceutical (Beijing) Co., Ltd.

Daiichi Pharmaceutical (China) Co., Ltd.

For the fiscal year, three newly-established subsidiaries have been added to the scope of consolidation: Daiichi Pharmaceutical Corporation, Daiichi Medical Research, Inc., and Daiichi Pharmatech, Co., Ltd. Also, during the fiscal year, the former corporate name of Daiichi Pharmaceutical Corporation was changed to Daiichi Pharma Holdings, Inc.

(2) Non-consolidated subsidiaries: 3

During the fiscal year, the Company excluded one newly established subsidiary from the scope of consolidation and thereby increased the number of non-consolidated subsidiaries to three. Non-consolidated subsidiaries are small in size and are not material when measured by the amounts of assets, sales, net income (based on the Company’s ownership percentage), retained earnings (based on the Company’s ownership percentage), and other indicators. They have therefore been excluded from the scope of consolidation.

2. Application of the Equity Method

(1) Affiliated companies accounted for under the equity method: 2

Names of principal companies:

Aventis Pasteur Daiichi Vaccine Co., Ltd., plus one other company

Since the significance of these affiliates to the consolidated financial statements has increased, they have been included in the scope of companies accounted for under the equity method beginning this fiscal year.

(2)	For the fiscal year, net income (based on the Company’s equity percentage), retained earnings (based on the Company’s equity percentage) and other indicators of the Company’s three non-consolidated subsidiaries and three of its 20%-50% owned affiliated companies are not material or significant to the Company as a whole. Therefore, these companies have not been accounted for under the equity method but, rather, are reported in the Company’s investment accounts under the cost method.

(3)	The equity method of accounting is applied on the basis of the affiliated companies’ fiscal years. One affiliated company has a fiscal year-end date that is different from the Company’s fiscal year-end.

3. Fiscal Year-end of Consolidated Subsidiaries

The fiscal year-end of the following consolidated subsidiaries is December 31: Daiichi Pharmaceutical (China) Co., Ltd.; Daiichi Pharmaceutical (Beijing) Co., Ltd.; Daiichi Asubio Pharmaceuticals, Inc.; Daiichi Asubio Holdings, Inc.; Daiichi Asubio Medical Research Laboratories LLC.

In preparing the consolidated financial statements, the Company uses the financial statements of these companies as of their fiscal year-end. For major intervening transactions that occurred between the fiscal year-end of these companies and March 31, appropriate adjustments have been made in the consolidated financial statements.

4. Summary of Significant Accounting Policies

(1)	Methods of valuation of investment securities

(a)	Held-to-maturity securities: The Company reports held-to-maturity securities at an amortized cost using the straight-line method of amortization.

(b)	Available-for-sale securities

(i)  Securities with quoted market value:

The fair value method based on the quoted market value at the end of fiscal year (Unrealized holding gains/losses are reported in a component of stockholder’s equity, with costs of securities sold being calculated using the moving average method.)

(ii) Securities with no readily available market value:

Stated at cost based mainly on the moving-average method

(2)	Methods of valuation of Inventories

Inventories are mainly stated at the lower of cost or market, with cost being determined by the average cost method.

(3)	Depreciation and amortization of depreciable assets

(a)	Property, plant and equipment: The Company and its domestic consolidated subsidiaries account for depreciation of property, plant and equipment based on the declining balance method. Certain overseas consolidated subsidiaries account for depreciation of property, plant and equipment under the straight-line method.

(b)	Intangible assets : The Company accounts for amortization under the straight-line method

(4)	Method of Accounting for Significant Allowances

(a)	Allowance for doubtful accounts

The Company covers the risk of credit losses from potential customer defaults by providing this allowance. For normal accounts, the allowance is computed on the basis of the historical default rates. For specific over-due accounts, the allowance is based on individual account-by-account estimates of the amounts that may not be recoverable.

(b)	Allowance for sales returns

To prepare for losses on potential returns of products after fiscal year-end, the Company provides for an amount equal to the sum of gross profits and inventory losses on such returned products, based on its estimates of possible sales returns.

For the fiscal year, the Company’s reversal of sales return provision in the amount of ¥43 million was deducted from cost of sales.

(c)	Allowance for sales discounts

To prepare for future sales discounts, the Company provides for this allowance calculated by multiplying an estimated sales discount percentage for the period by the amounts of accounts receivable from and inventories held by wholesalers at fiscal year-end.

(d)	Accrued retirement and severance costs

To prepare for future payments of employee retirement and severance benefits, the Company provides for an accrual based on estimated projected benefit obligations and plan assets at the end of fiscal year.

Prior service cost is amortized under the straight-line method over a period of 10 years, which is equal to or less than the estimated average remaining years of service of the eligible employees when the prior service cost was incurred.

Actuarial gain and loss are amortized based on the straight-line method, beginning in the fiscal year following the year in which such gain or loss was initially measured, over a period of 10 years, which is equal to or less than the average remaining years of service of the eligible employees when the actuarial gain or loss occurred.

(Supplementary Information)

Accompanying the enactment of the Contribute Benefit Pension Law, the Company received an approval of exemption from the Minister of Health, Labour and Welfare, on January 1, 2005, from the obligation for pension payment liabilities related to past employee service with respect to the substitutional portion of its Employees’ Pension Fund. For the fiscal year, as a result, the Company recognized an extraordinary gain of ¥11,747 million from the return of the substitutional portion of the employees’ pension fund to the government.

In addition, accompanying the enactment of the Defined Contribution Pension Plans Law, the Company and certain of its domestic consolidated subsidiaries transferred a portion of their lump-sum retirement benefit plans to a defined contribution pension plan, which was accounted for under the provisions of “Accounting for Transitions between Retirement Benefit Plans” (Corporate Accounting Guidelines No. 1).

This change in retirement benefit arrangement resulted in an extraordinary gain of ¥3,769 million for the fiscal year.

(e)	Directors’ retirement and severance benefits

To prepare for payments of directors’ retirement and severance benefits, the Company and its domestic consolidated subsidiaries provide for an amount equal to the total benefits that would have been payable at the end of fiscal year, in accordance with the internal guidelines, had all directors resigned voluntarily.

(5)	Accounting for Significant Lease Transactions

Finance lease transactions are accounted for using the same method applied to operating lease transactions, with an exception for those finance leases in which the legal title of the underlying property is transferred from the lessor to the lessee.

(6)	Translation of Significant Assets and Liabilities Denominated in Foreign Currencies into Yen

Receivables and payables denominated in foreign currencies are translated into yen at the exchange rates prevailing at the end of fiscal year, with translation gains or losses currently recognized in earnings. The assets and liabilities of overseas consolidated subsidiaries are translated into yen at the exchange rates prevailing at the balance sheet dates. Income and expenses are translated into yen at the average exchange rates prevailing over the fiscal year, with translation gains or losses recorded in minority interests and foreign currency translation adjustment in the shareholders’ equity section of the balance sheet.

(7)	Significant Hedge Accounting Method

(a)	Hedge accounting method

The Company employs the deferral method of hedge accounting. Forward foreign exchange contracts that meet certain hedge criteria are accounted for as a hedge of underlying assets and liabilities.

(b)	Hedging instruments and hedged items

Hedging Instruments: Forward foreign exchange contracts and other

Hedged Items: Assets denominated in foreign currencies

(c)	Hedge policy

The Company hedges foreign exchange rate fluctuation risks in accordance with its internal policies.

(d)	Method of assessing hedge effectiveness

Based on its internal policies, the Company evaluates the effectiveness of hedges by examining the correlations between its hedging instruments and hedged items as a result of fluctuations of foreign currency exchange rates and confirms the effectiveness of its hedge relationship.

(8)	Consumption Tax Accounting Method

The tax-exclusion method is used to account for the national and local consumption taxes.

5.	Valuation Method for Assets and Liabilities Acquired in Business Combinations

All assets and liabilities of an acquired business that becomes a consolidated subsidiary are valued on a full fair value basis without taking into account minority interests’ share in such assets and liabilities.

6.	Amortization of Goodwill

Goodwill recorded in the consolidated financial statements is generally amortized on a straight-line basis over a period of five years.

Notes to Consolidated Balance Sheets

1. Figures less than ¥1 million, except per share amounts, have been omitted.

2. Accumulated depreciation of tangible fixed assets ¥210,631 million

3. Pledged assets and secured liabilities

Assets pledged as collateral and secured liabilities were as follows:

	(Millions of yen)
Pledged assets:
Buildings and structures	426	(426)
Machinery, equipment and vehicles 264	264	(264)
Land	724	(724)
Other fixed assets	26	(26)

Total	1,441	(1,441)
Secured liabilities:
Short-term bank loans	17	(17)

Figures in parentheses indicate factory foundation mortgaged assets and related secured borrowings that are included in the figures on the left.

4. Guarantees provided on loans	¥3,087 Million

5. Trade export notes receivable discounted	¥78 Million

6. Amounts related to non-consolidated subsidiaries and affiliated companies were as follows:

(Millions of yen)
Investment securities	87
Other assets (advances)	600

7. Treasury stock	Common stock	18,049,212 shares

Notes to Consolidated Statements of Income

1. Figures less than ¥1 million, except per share amounts, have been omitted.

2. Basic net income per share	¥137.95

3. Total research and development costs	¥58,605 Million

[English Translation of the Auditors Report Originally Issued in Japanese Language]

Independent Auditors’ Report

May 13, 2005
The Board of Directors
Daiichi Pharmaceutical Co., Ltd.

KPMG AZSA & CO.

Hikoyuki Miwa (Seal)
Designated and Engagement Partner
Certified Public Accountant

Akihiro Ohtani (Seal)
Designated and Engagement Partner
Certified Public Accountant

Shinnosuke Yamada (Seal)
Designatede and Engagement Partner
Certified Public Accountant

We have audited the consolidated statutory report, that is the consolidated balance sheet and the consolidated statement of income, of Daiichi Pharmaceutical Co., Ltd. for the 127th business year from April 1, 2004 to March 31, 2005 in accordance with Article 19-2(3) of the “Law for Special Exceptions to the Commercial Code Concerning Audit, etc. of Kabushiki Kaisha”. The consolidated statutory report is the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated statutory report based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the consolidated statutory report is free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the consolidated statutory report We believe that our audit provides a reasonable basis for our opinion. Our audit procedures also include those considered necessary for the Company’s consolidated subsidiaries.

As a result of the audit, in our opinion, the consolidated statutory report referred to above presents fairy the consolidated financial position of Daiichi Pharmaceutical Co.Ltd.and Company`s consolidated subsidiaries, and the consolidated results of their operations in conformity with related laws and regulations and the Articles of Incorporation of the Company.

The business report contains descriptions of a subsequent event concerning the business integration with Sankyo Company, Limited, through the establishment of a joint holding company.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

[English Translation of the Audit Report Originally Issued in Japanese Language]

AUDIT REPORT RELATED TO CONSOLIDATED FINANCIAL STATEMENTS

This Board of Corporate Auditors prepared and reported upon the following audit report regarding the consolidated financial statements (consolidated balance sheet and consolidated statement of income) for the 127th business year from April 1, 2004 to March 31, 2005, after discussions based on the reports from each Corporate Auditor regarding the methods and the results of the audit.

1.	Summary of Auditing Method of Corporate Auditors

Each Corporate Auditor, in compliance with the Corporate Auditor Auditing Rules set up by the Board of Corporate Auditors and subject to, inter alia, the audit policy and audit plan for this fiscal year, has received reports and explanations from Directors and Independent Auditors, etc., and has audited the consolidated financial statements.

2.	Results of Audit

We confirm that the methods and the results of the audit made by Azusa & Co., the Independent Accountants, are fair.

May 18, 2005

The Board of Corporate Auditors of

Daiichi Pharmaceutical Co., Ltd.

Senior Corporate Auditor (Full-time) Yutaka Hirata (Seal)

Corporate Auditor (Full-time) Shigemi Oda (Seal)

Corporate Auditor Tadashi Takauji (Seal)

Corporate Auditor Koukei Higuchi (Seal)

Note:	Messrs. Tadashi Takauji and Koukei Higuchi, Corporate Auditors, are Outside Corporate Auditors as prescribed in Article 18 (1) of the Law for Special Exceptions to the Commercial Code Concerning Audit, Etc. of Kabushiki Kaisha.

NON-CONSOLIDATED BALANCE SHEET - ASSETS

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNTS	AMOUNT

ASSETS	508,932

Current Assets:	269,185
Cash and time deposits	6,455
Trade notes receivable	6,771
Accounts receivable	63,046
Investment securities	107,514
Mortgage – backed securities	20,000
Merchandises and products	19,272
Semi-finished products and work in process	6,066
Raw materials	6,222
Prepaid expenses	187
Deferred tax assets	10,850
Other receivables	4,277
Short-term loans	9,715
Other current assets	8,806

Non-current Assets:	239,747
Property, plant and equipment:	58,133
Buildings and structures	36,357
Machinery and equipment	10,124
Vehicles, transportation, tools, furniture and fixtures	3,137
Land	7,241
Construction in progress	1,273

Intangible assets:	7,915
Patents	2,975
Software	1,873
Other intangible assets	3,065

Investments and other assets:	173,698
Investment securities	104,045
Stock and advances of affiliated companies	61,433
Long-term loans	5,656
Prepaid pension cost	15,385
Other assets	6,524
Allowance for doubtful accounts	(-)676
Allowance reserve for investment losses	(-)18,671

TOTAL ASSETS	508,932

NON-CONSOLIDATED BALANCE SHEET – LIABILITIES AND SHAREHOLDERS’ EQUITY

(As of March 31, 2005)

(Unit: millions of yen)

ACCOUNT	AMOUNT

LIABILITIES	93,912

Current Liabilities:	79,985

Accounts payable	16,163

Other payable	10,660

Accrued expenses	19,445

Income taxes payable	7,023

Consumption taxes payable	502

Advances receipt	24,320

Allowance for sales returns	448

Allowance for sales discounts	1,421

Non-current liabilities:	13,926

Long-term payables	3,467

Deferred tax liabilities	9,035

Accrued retirement and severance costs	213

Accrued directors’ retirement and severance costs	1,208

SHAREHOLDERS’ EQUITY	415,020

Common stock	45,246

Additional paid-in-capital:	49,130

Capital surplus	48,961

Other capital surplus	169

Gain on reissuance of treasury stock	169

Retained earnings:	341,395

Legally appropriated retained earnings	7,599

Voluntary retained earnings reserve:	309,353

Reserve for reduction in fixed asset (cost basis)	2,591

Special reserve	306,762

Unappropriated retained earnings	24,442

Net unrealized gain on investment securities	18,115

Treasury stock at cost	(-)38,867

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	508,932

NON-CONSOLIDATED STATEMENT OF INCOME

(April 1, 2004 to March 31, 2005)

(Unit: millions of yen)

ACCOUNT		AMOUNT

Ordinary Income and Loss:

Operating income and expenses:
Operating income
Net sales		259,912
Operating expenses
Cost of sales	82,047
Reversal of provision for sales returns	43
Selling, general and administrative expenses	123,467	205,472
Operating income		54,440
Non-operating income and expenses:
Non-operating income
Interest and dividends receivable	2,024
Other	904	2,928
Non-operating expenses
Loss on disposal and write-down of inventories	384
Provision for allowance for doubtful accounts	297
Other	363	1,046

Ordinary income:		56,322

Extraordinary Gains and Losses:

Extraordinary gains:		15,520
Gain from the return of the substitutional portion of the employees’ pension fund to the government	11,747
Gain from the transfer to the defined contribution pension plan	3,073
Gain on sale of the veterinary and livestock feed products business	679
Realized gain on sale of investment securities	20
Extraordinary losses:		26,978
Provision for allowance for investment losses	18,671
Restructuring charge	7,042
Loss on settlement of vitamin-related anti-trust litigations	111
Impairment of investment securities	28
Loss on disposal of fixed assets	1,124

Net income before income taxes		44,865
Income tax expense – current		15,400
Income tax expense – deferred		10,161
Net income		19,303
Unappropriated retained earnings, beginning of year		9,165
Less interim dividends		4,026
Unappropriated retained earnings, end of year		24,442

SIGNIFICANT ACCOUNTING POLICIES

1. Methods of Valuation of Investment Securities

(1) Held-to-maturity debt securities: Stated at amortized costs (straight-line method)

(2) Stocks of subsidiaries and affiliated companies: Accounted for at moving-average costs

(3) Available-for-sale securities:

1)	With quoted market value: Stated at quoted market value at the balance sheet dates (Unrealized holding gains or losses are reported as a component of shareholders’ equity. Realized gains or losses are computed using the moving-average cost method.)
2)	With no readily available market value: Accounted for at moving-average costs

2. Method of Valuation of Inventories:

Accounted for at the lower of cost or market, with cost being determined under the average cost method.

3. Methods of Depreciation and Amortization:

(1)	Property, plant and equipment: Depreciation is computed using the declining-balance method.

(2)	Intangible assets: Amortization is computed using the straight-line method. Software that is expected to generate future revenues or to contribute to a future cost reduction is amortized over estimated number of years it will be used internally.

4. Methods of Determining Significant Allowances:

(1)	Allowance for Doubtful Accounts:

The Company covers the risk of credit losses from potential customer defaults by providing this allowance. The allowance is estimated on the basis of historical default rates for normal accounts and individual account-by-account evaluation for specific over-due accounts.

(2)	Allowance for Investment Losses:

To cover a potential decline in value of the investments in affiliated companies, the Company provides for an allowance based on the financial condition and future prospects for recovery of the affiliated companies.

(3)	Allowance for Sales Return:

To prepare for losses from potential returns of products after fiscal year-end, the Company provides for an amount equal to the estimated gross profit and inventory losses on sales returns.

(4)	Allowance for Sales Discounts:

To prepare for future sales discounts, the Company provides for an estimated amount of discounts calculated by multiplying the sales discount percentage for the period by the amounts of accounts receivable and the wholesaler’s inventories at the end of fiscal year.

(5)	Accrued Retirement and Severance Costs

To prepare for future payments of retirement and severance benefits, the Company provides for an accrual based on estimated projected benefit obligations and plan assets at the end of fiscal year.

Prior service cost is amortized under the straight-line method over a period of 10 years, which is equal to or less than the estimated average remaining years of service of the eligible employees.

Actuarial gains and losses are amortized based on the straight-line method, beginning in the fiscal year following the year in which such gain or loss was initially measured, over a period of 10 years, which is equal to or less than the average remaining years of service of the eligible employees.

(Supplemental Information)

Accompanying the enactment of the Contributed Benefit Pension Law, the Company received an approval of exemption from the Minister of Health, Labor and Welfare, on January 1, 2005, from the obligation for pension payment liabilities related to past employee service with respect to the substitutional portion of its Employees’ Pension Fund.

For the fiscal year, as a result, the Company recognized this an extraordinary gain of ¥11,747 million from the return of the substitutional portion of the employees’ pension fund to the government.

In addition, accompanying the enactment of the Defined Contribution Pension Plan Laws, the Company transferred a portion of their lump-sum retirement benefit plans to a defined contribution plan, which was accounted for under the provisions of “applied the Accounting Principles for Transitions among Retirement Benefit Plans” (Corporate Accounting Guidelines No. 1).

This change in retirement benefit arrangement resulted in an extraordinary gain of ¥3,073 million for the fiscal year.

(6)	Directors’ Retirement and Severance Benefits

To prepare for payments of directors’ retirement and severance benefits, the Company provides for an amount equal to the total benefits that would have been payable at the end of fiscal year, in accordance with internal guidelines, had all directors resigned voluntarily. This amount is the allowance prescribed by the Article 43 of Enforcement Regulations to the Commercial Code.

5. Accounting for Significant Lease Transactions

Finance lease transactions are accounted for using the same method applied to operating lease transactions, with an exception for those finance leases in which the legal title of the underlying property is transferred from the lessor to the lessee.

6. Significant Hedge Accounting Method

(1) Hedge Accounting Method

The Company employs the deferral method of hedge accounting. Forward foreign exchange contracts that meet certain hedge criteria are accounted for as a hedge of underlying assets and liabilities.

(2)	Hedging Instruments and Hedged Items

Hedging Instruments: Foreign exchange forward contracts and other.

Hedged Items: Assets denominated in foreign currencies.

(3)	Hedge Policy

The Company hedges foreign exchange rate fluctuation risks in accordance with its internal policies.

(4)	Method of Assessing Hedge Effectiveness

Based on its internal policies, the Company evaluates the effectiveness of hedges by examining the correlations between its hedging instruments and hedged items as a result of fluctuations in foreign currency exchange rates and confirms the effectiveness of its hedge relationship.

7.	Accounting for Consumption Tax

The tax exclusion method is used to account for the national and local consumption taxes.

Notes to Balance Sheet

1. Figures less than ¥1 million, except per share amounts, have been omitted.

2. Short-term monetary assets due from affiliated companies:	¥12,672 Million

3. Non-current monetary assets due from affiliated companies:	¥4,144 Million

4. Short-term monetary liabilities due to affiliated companies:	¥29,631 Million

5. Accumulated depreciation of property, plant and equipment:	¥135,437 Million

6. In addition to the property, plant and equipment recorded in the Balance Sheet, there are computers and vehicles which are used pursuant to various lease contracts

7. Amount of guarantees	¥2,890 Million

8. Trade export notes receivable discounted	¥78 Million

9. Treasury stock Common stock	18,049,212 shares

10.	The current status of subscription right plans with regard to new shares, pursuant to Article 280 (19) of the old Commercial Code is as follows:

Date of resolution of General Shareholders Meeting	Class of shares with respect to which subscription rights were granted	Balance subscription rights	Exercise Price	Amount to be recorded as common stock	Exercise period of subscription rights
June 29, 2000	Common shares	570,000	¥2,755	¥1,378	From June 30, 2002 until June 29, 2010
June 28, 2001	Common shares	431,000	¥3,030	¥1,515	From July 10, 2001 until June 28, 2011

11.	Amount of net assets as defined by Article 124 (3) of the Regulations promulgated under the Commercial Code: ¥18,115 Million

Notes to Statement of Income

1. Figures less than ¥1 million, except per share amounts, have been omitted.

2. Transactions with subsidiaries
Sales	¥3,895 Million
Purchases	¥33,083 Million
Non-operating transactions	¥158 Million

3. Net income per share (basic)	¥71.53

4. Total research and development costs	¥43,886 Million

APPROPRIATION PLAN OF RETAINED EARNINGS

(Yen)

ITEM	AMOUNT
Unappropriated retained earnings, end of year	24,442,776,717

Reversal of special reserve	40,000,000,000

Total	64,442,776,717

Proposed treatment of appropriated funds

Dividends	6,710,100,575

(¥25.00 per share)

Bonuses to Directors and corporate auditors	100,000,000

(Portion corresponding to bonuses to Corporate Auditors)	(-)

Reserve for reduction in fixed asset (cost basis)	48,129,251

Retained earnings carried forward to the next fiscal year	57,584,546,891

Other capital surplus allocation Other capital surplus	169,026,237

Allocated as follows

Other capital surplus carried forward to the subsequent fiscal period	169,026,237

Note:	Interim dividends (¥15.00 per share) in the aggregate amount of ¥4,026,308,385 were paid on December 1, 2004.

[English Translation of the Auditors Report Originally Issue in Japanese Language]

Independent Auditors’ Report

May 13, 2005

The Board of Directors

Daiichi Pharmaceutical Co., Ltd.

KPMG AZSA & CO.

Hikoyuki Miwa (Seal)
Designated and Engagement Partner
Certified Public Accountant

Akihiro Ohtani (Seal)
Designated and Engagement Partner
Certified Public Accountant

Shinnosuke Yamada (Seal)
Designatede and Engagement Partner
Certified Public Accountant

We have audited the statutory report, that is the balance sheet, the statement of income, the business report (limited to accounting matters) and the proposal for appropriation of unappropriated retained earnings, and its supporting schedules (limited to accounting matters) of Daiichi Pharmaceutical Co., Ltd. for the 127th business year from April 1, 2004 to March 31, 2005 in accordance with Article 2(1)of the “Law for Special Exceptions to the Commercial Code Concerning Audit, etc. of Kabushiki Kaisha”. With respect to the aforementioned business report and supporting schedules, our audit was limited to those matters derived from the accounting books and records. The statutory report and supporting schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the statutory report and supporting schedules based on our audit as independent auditors.

We conducted our audit in accordance with auditing standards generally accepted in Japan. Those auditing standards require us to obtain reasonable assurance about whether the statutory report and supporting schedules are free of material misstatement. An audit is performed on a test basis, and includes assessing the accounting principles used, the method of their application and estimates made by management, as well as evaluating the overall presentation of the statutory report and supporting schedules. We believe that our audit provides a reasonable basis for our opinion. Our audit procedures also include those considered necessary for the Company’s subsidiaries.

As a result of the audit, our opinion is as follows:

(1)	The balance sheet and the statement of income present fairly the financial position and the results of operations of the Company in conformity with related laws and regulations and the Articles of Incorporation of the Company.
(2)	The business report (limited to accounting matters) presents fairly the status of the Company in conformity with related laws and regulations and the Articles of Incorporation of the Company.
(3)	The proposal for appropriation of unappropriated retained earnings has been prepared in conformity with related laws and regulations and the Articles of Incorporation of the Company.
(4)	With respect to the supporting schedules (limited to accounting matters) there are no items to be noted that are not in conformity with the provisions of the Commercial Code.

The business report contains descriptions of a subsequent event concerning the business integration with Sankyo Company, Limited, through the establishment of a joint holding company.

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

[English Translation of the Audit Report Originally Issued in Japanese Language]

AUDIT REPORT

This Board of Corporate Auditors prepared and reported upon the following audit report regarding the performance of duties of the Directors of the Company during the 127th business year from April 1, 2004 to March 31, 2005, after discussions based on the reports from each Corporate Auditor regarding the methods and the results of the audit.

1.	Summary of Auditing Method of Corporate Auditors

Each Corporate Auditor, in compliance with the Corporate Auditor Auditing Rules set up by the Board of Corporate Auditors and subject to, inter alia, the audit policy and audit plan for this fiscal year, has; attended meetings of the Board of Directors and other meetings as deemed important; listened to the execution status of duties from the Directors and the Internal Auditing Department, etc.; perused documents whereby important decisions were made; examined business and financial conditions at the head office and the principal offices; and requested business reports from the subsidiaries as necessary. In addition, we received from the Independent Accountants, reports and explanations on audits and examined the financial statements and supplementary statement.

In addition to the auditing method mentioned above, we also each examined in detail, requesting reports from the Directors, as necessary, with reference to transactions by Directors which are competitive with the Company; transactions between Directors and the Company in which there may be a conflict of interest; the provision, free of charge, of a benefit by the Company; transactions not in the ordinary course of business with subsidiaries or with shareholders; and acquisition and disposal, etc., of treasury stock.

2.	Results of Audit

(1)	We confirm that the methods and the results of the audit made by Azusa & Co., the Independent Accountants, are fair.

(2)	We confirm that the business report is in conformity with the relevant laws and regulations as well as the Articles of Incorporation of the Company and indicates fairly the position of the Company.

(3)	We do not have any items to point out in the proposal concerning the appropriation of retained earnings, in consideration of the Company’s assets and other circumstances.

(4)	We confirm that the supplementary statement indicates fairly the matters to be stated and that there is nothing to be pointed out.

(5)	We confirm that there are no material facts to be pointed out concerning improper acts or facts which violate any laws or the Articles of Incorporation in the course of the performance by the Directors of their duties, including the performance of their duties for subsidiaries.

In addition, we found no violation of obligations by Directors in relation to transactions by Directors which are competitive with the Company; transactions between Directors and the Company in which there may be a conflict of interest; the provision, free of charge, of a benefit by the Company; transactions not in the ordinary course of business with subsidiaries or with shareholders; and acquisition and disposal, etc., of treasury stock.

May 18, 2005
The Board of Corporate Auditors of Daiichi Pharmaceutical Co., Ltd.
	Senior Corporate Auditor (Full-time)	Yutaka Hirata (Seal)
	Corporate Auditor (Full-time)	Shigemi Oda (Seal)
	Corporate Auditor	Tadashi Takauji (Seal)
	Corporate Auditor	Koukei Higuchi (Seal)

Note:	Messrs. Tadashi Takauji and Koukei Higuchi, Corporate Auditors, are Outside Corporate Auditors as prescribed in Article 18 (1) of the Law for Special Exceptions to the Commercial Code Concerning Audit, Etc. of Kabushiki Kaisha.

REFERENCE DOCUMENT

CONCERNING EXERCISE OF VOTING RIGHTS

1.	Number of Voting Rights Held by All Shareholders: 2,680,406

2.	Proposals and Reference Matters with respect thereto:

First proposal: Approval of Appropriation Plan of Retained Earnings for the 127th Fiscal Year

The contents of the proposal are as described on page 35.

With respect to the appropriation plan of retained earnings for current fiscal year, the Company proposes, from the viewpoint of returning its profits to each shareholder as well as taking into account the reinforcement of its financial position and future development of its business, that the amount of year-end dividend is to be increased by ten yen (¥10.00) to twenty-five yen (¥25.00) per share of common stock.

As the Company has already distributed an interim dividend of fifteen yen (¥15.00) per share, the total amount of dividend for the fiscal year is to be forty yen (¥40.00) per share representing an increase in dividend by ten yen (¥10.00) per share compared with the previous fiscal year.

Second proposal: Establishment of a 100% Parent Company by means of Share Transfer

1.	Reason for the Necessity of the Share Transfer

The Company and Sankyo Company, Limited (“Sankyo”) have agreed to integrate their businesses with the intention of making a leap forward in a new dimension that is beyond the framework of an individual company to further enhance their corporate value and fulfill their mission as leading pharmaceutical companies in Japan continuously in the 21st century in circumstances where globalization and structural change in the business environment of the pharmaceutical industry are in progress.

The purpose of this business integration is to form a Japan based “global pharma-innovator company,” which continuously provides innovative products and services and is independently competitive in the world’s major markets in order to meet the unmet medical needs of patients and healthcare professionals.

For the above purpose, the Company hereby asks its shareholders to approve the establishment jointly by the Company and Sankyo of “DAIICHI SANKYO COMPANY, LIMITED” that will wholly own the Company and Sankyo (the “Holding Company”), and that the Company will become wholly owned subsidiary of the Holding Company, by means of a joint share transfer [kyoudo-kabushiki iten] (the “Share Transfer”), as provided for in Article 364 of the Commercial Code.

Incidentally, it is planed after the establishment of the Holding Company to integrate prescription pharmaceuticals businesses of the Company and Sankyo under the control of the Holding Company into the Holding Company in or around April of 2007.

We would appreciate it if you would agree to the above and approve this agenda as the Company’s shareholder.

2.	Terms of the Share Transfer

(1)	Articles of Incorporation of the Holding Company to be Established
The contents of the provisions of the Articles of Incorporation of the Holding Company are as set forth below in the section “Articles of Incorporation of DAIICHI SANKYO COMPANY, LIMITED” (from page 52 to page 57).

(2)	Type and Number of Shares to be Issued by the Holding Company to be Established
The type of shares to be issued by the Holding Company upon the Share Transfer shall be common stock and the number thereof shall be seven hundred seventy-one million, four hundred ninety-eight thousand, and sixty-four (771,498,064); provided, however, that, as such number of shares is calculated based on the total number of issued and outstanding shares of the Company and Sankyo as of March 31, 2005 (the “ Calculation Date”), if the Company and Sankyo cancel their treasury shares respectively and if the Company and Sankyo has newly issued shares of common stock respectively upon exercise of stock subscription rights and stock acquisition rights respectively issued by the Company and Sankyo, from the day immediately following the Calculation Date to the day immediately preceding the scheduled share transfer date, the number of shares to be issued upon the Share Transfer shall be the sum of (a) and (b) below with fractional shares less than one (1) share rounded downwards.

(a)	The total number of issued and outstanding shares of the Company as of the Calculation Date (286,453,235 shares) minus the number of treasury shares that the Company has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of the Company newly issued after the day immediately following the Calculation Date upon exercise of stock subscription rights and stock acquisition rights issued by the Company, multiplied by one point one five nine (1.159).

(b)	The total number of issued and outstanding shares of Sankyo as of the Calculation Date (439,498,765 shares) minus the number of treasury shares that Sankyo has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of Sankyo newly issued after the day immediately following the Calculation Date upon exercise of stock acquisition rights issued by Sankyo.

(3)	Allotment of Shares to the Shareholders of the Company and Sankyo
Upon the Share Transfer, the Holding Company shall allot the shares of the Holding Company to shareholders of the Company and Sankyo (including beneficial shareholders; the same shall apply hereinafter) whose names appear on the latest register of shareholders (including the register of beneficial shareholders; the same shall apply hereinafter) as of the day immediately preceding the scheduled share transfer date at the ratios set forth below, respectively.

(a)	Shareholders of the Company:
One point one five nine (1.159) shares of common stock of the Holding Company to one (1) share of common stock of the Company

(b)	Shareholders of Sankyo:
One (1) share of common stock of the Holding Company to one (1) share of common stock of Sankyo.

(4)	Cancellation of Treasury Shares and Treatment of the Stock Subscription Rights and the Stock Acquisition Rights
Each of the Company and Sankyo shall hold a meeting of the Board of Directors during the period from August 1, 2005 to September 26, 2005, and cancel all of its own treasury shares owned at the time of the meeting. Also, each of the Company and Sankyo shall terminate all stock subscription rights and stock acquisition rights by September 26, 2005 that it has issued by means of canceling such rights, having the holders surrender such rights or taking other appropriate measures on its own responsibility. The Company and Sankyo shall ensure that no stock acquisition rights or other options or rights to acquire shares of the respective parties are outstanding as of the effective date of the Share Transfer. If the Company or Sankyo makes any payment to terminate the stock subscription rights and stock acquisition rights, the amount of such payment shall not exceed the amount of the value of the stock subscription rights and stock acquisition rights evaluated by reasonable measures.

(5)	Amount of Capital and Additional Paid-in Capital of the Holding Company to be Established

(a)	Amount of capital: Fifty billion yen (JPY 50,000,000,000)

(b)	Amount of additional paid-in capital:
(i) The aggregate amount of existing net assets of the Company and Sankyo as of the effective date of the Share Transfer less (ii) the aggregate amount of capital provided above and the amount to be paid for the Share Transfer provided for in the immediately following section.

(6)	Amount to Be Paid for the Share Transfer [kabushikiiten koufukin]
Upon the Share Transfer, the Holding Company shall, within three (3) months after the scheduled share transfer date, make a payment of the amount to be paid for the Share Transfer, as specified below, as a substitute for interim dividends to be respectively paid by the Company and Sankyo, to shareholders and the registered pledgees of each of the Company and Sankyo whose names appear on the latest register of shareholders as of the day immediately preceding the scheduled share transfer date.

(a)	Shareholders and registered pledgees of the Company:
Twenty-five (25) yen per one (1) share of common stock of the Company

(b)	Shareholders and registered pledgees of Sankyo:
Twenty-five (25) yen per one (1) share of common stock of Sankyo.

(7)	The Scheduled Share Transfer Date
The scheduled share transfer date shall be September 28, 2005, and registration of incorporation of the Holding Company shall be scheduled to be made on the same day; provided, however, that the Company and Sankyo may change such date, by consultation between the Company and Sankyo, if necessary for the procedure of the Share Transfer or other reason.

(8)	The Maximum Amount of Dividends to be Paid by the Effective Date of the Share Transfer
Each of the Company and Sankyo may make a payment of dividends, within the limits of the following amounts respectively, to its respective shareholders and registered pledgees whose names appear on the latest register of shareholders as of March 31, 2005.

(a)	Shareholders and registered pledgees of the Company:
Twenty-five (25) yen per one (1) share of common stock of the Company; and six billion, seven hundred ten million, one hundred thousand, five hundred seventy-five yen (JPY 6,710,100,575) in total

(b)	Shareholders and registered pledgees of Sankyo:
Twenty-five (25) yen per one (1) share of common stock of Sankyo; and ten billion, seven hundred thirty-seven million, seven hundred twelve thousand, seven hundred twenty-five yen (JPY 10,737,712,725) in total

(9)	Directors of the Holding Company to be Established
The candidates for Directors of the Holding Company are as follows:

Name (Date of Birth)	Biographical Data and Positions as Representatives of Other Companies	Number of Shares of Daiichi Pharmaceutical Co., Ltd. and that of Sankyo Company, Limited Owned
Kiyoshi Morita (March 29, 1939)

April, 1962 - Entered Daiichi Pharmaceutical Co., Ltd.

April, 1988 - General Manager of Medical Sales & Market Information Department of the company

April, 1991 - General Manager of Marketing & Sales Administration Department of the company

June, 1991 - Director of the company

October, 1993 - Board Director responsible for Medical Products of the company

June, 1995 - Managing Director of the company

June, 1997 - Senior Managing Director of the company

June, 1999 - President and Representative Director of the company to present

Positions as representative of other companies

President and Representative Director of Daiichi Pharmaceutical Co., Ltd.

President and Representative Director of Laboratories Daiichi Sanofi-Synthelabo

Executive Vice President and Representative Director of

Sanofi-Synthelabo Daiichi Pharmaceuticals Co., Ltd.

Daiichi Pharmaceutical Co., Ltd. 24,675 shares Sankyo Company, Limited 0 shares
Takashi Shoda (June 21, 1948)

April, 1972 - Entered Sankyo Company, Limited

January, 1999 - Director, Europe Department of the company

June, 1999 - General Manager, International Pharmaceutical Division & Director, Europe Department of the company

June, 2001 - Member of the Board of the company

June, 2002 - Managing Director of the company

June, 2003 - President and Representative Director of the company to present

Positions as representative of other companies

President and Representative Director of

Sankyo Company, Limited

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 12,000 shares

Name (Date of Birth)	Biographical Data and Positions as Representatives of Other Companies	Number of Shares of Daiichi Pharmaceutical Co., Ltd. and that of Sankyo Company, Limited Owned
Hiroyuki Nagasako (May 17, 1939)

April, 1962 - Entered Daiichi Pharmaceutical Co., Ltd.

April, 1988 - General Manager of Corporate Planning & Administration Department of the company

April, 1991 - General Manager responsible for Corporate Planning & Administration of the company

June, 1991 - Director of the company

June, 1993 - Board Director responsible for Corporate Planning & Administration, Publishing of the company

June, 1995 - Managing Director of the company

June, 1999 - Senior Managing Director of the company

June, 2003 - Executive Vice President and Director of the company to present

Positions as representative of other companies

Executive Vice President and Representative Director of Daiichi Pharmaceutical Co., Ltd.

Daiichi Pharmaceutical Co., Ltd. 13,720 shares Sankyo Company, Limited 0 shares
Hideho Kawamura (January 9, 1941)

April, 1963 - Entered Sankyo Company, Limited

October, 1991 - Director, Corporate Planning Department of the company

June, 1995- Member of the Board of the company

July, 2000 - Managing Director of the company

June, 2001 - Executive Managing Director of the company

June, 2002 -Executive Vice President and Representative Director of the company to present

Positions as representative of other companies

Executive Vice President and Representative Director of Sankyo Company, Limited

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 19,100 shares
Yasuhiro Ikegami (December 24, 1939)

April, 1962 - Entered Sankyo Company, Limited

September, 1994 - Manager, Fukuoka Branch of the company

September, 2000 - Director, Marketing Development Department of the company

June, 2001 - Member of the Board of the company

June, 2002 - Executive Managing Director of the company

June, 2003 - Executive Vice President and Representative Director of the company to present

Positions as representative of other companies

Executive Vice President and Representative Director of Sankyo Company, Limited

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 12,200 shares

Name (Date of Birth)	Biographical Data and Positions as Representatives of Other Companies	Number of Shares of Daiichi Pharmaceutical Co., Ltd. and that of Sankyo Company, Limited Owned
Tsutomu Une (December 11, 1947)

April, 1970 - Entered Daiichi Pharmaceutical Co., Ltd.

October, 1997 - General Manager of Corporate R&D Planning Department of the company

June, 1998 - General Manager of Corporate Development & Licensing Department of the company

June, 1999 - Director of the company

October, 1999 - General Manager of Corporate R&D Strategic Planning Department of the company

June, 2001 - Board Director responsible for Corporate R&D Strategic Planning Department of the company

October, 2002 - Managing Director of the company to present

Positions as representative of other companies

President and Representative Director of Daiichi Pharmaceutical (Beijing) Co., Ltd.

Representative Director of Daiichi Pharmaceutical Korea Co., Ltd.

Daiichi Pharmaceutical Co., Ltd. 3,600 shares Sankyo Company, Limited 0 shares
Kunio Nihira (April 6, 1933)

April, 1957 - Entered the National Police Agency

June, 1989 - Chief of Police Administration, National Police Agency

December, 1990 - Tokyo Metropolitan Police Commissioner

June, 1999 - Chairman of the Japan Automobile Federation

June, 2003 - Member of the Board of Sankyo Company, Limited to present

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 4,500 shares
Yoshifumi Nishikawa (August 3, 1938)

April, 1961 - Entered Sumitomo Banking Corporation

June, 1986 - Director of the company

June, 1989 - Managing Director of the company

November, 1991 - Senior Managing Director of the company

May, 1996 - Vice President of the company

June, 1997 - President of the company

April, 2001 - President of Sumitomo Mitsui Banking Corporation (present post)

December, 2002 - President and Director of Sumitomo Mitsui Financial Group, Inc. to present

Positions as representative of other companies

President of Sumitomo Mitsui Banking Corporation

President and Director of Sumitomo Mitsui Financial Group, Inc.

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 0 shares

Name (Date of Birth)	Biographical Data and Positions as Representatives of Other Companies	Number of Shares of Daiichi Pharmaceutical Co., Ltd. and that of Sankyo Company, Limited Owned
Jotaro Yabe (January 8, 1939)

April, 1963 - Entered Fair Trade Commission

June, 1991 - Manager of Trade Department of the Commission

July, 1992 - Manager of Economics Department of the Commission

July, 1994 - Manager of Investigation Department of the Commission

June, 1996 - Investigation Commissioner of the Commission

June, 1997 - Secretary General of the Commission

April, 1999 - Professor of Graduate School of Law and Politics of Osaka University

April, 2004 - Professor of Faculty of Humanities and Social Sciences of Jissen Women’s University to present

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 0 shares
Katsuyuki Sugita (October 13, 1942)

April, 1966 - Entered Nihon Kangyo Bank

June, 1994 - Director, General Manager, Administration of the Dai-ichi Kangyo Bank Ltd.

June, 1997 - President and Representative Director of the Dai-ichi Kangyo Bank Ltd.

September, 2000 - President of Mizuho Holdings, Inc.

June, 2002 - Honorary Advisor of the Mizuho Financial Group, Inc.

June, 2003 - Member of the Board of Sankyo Company, Limited to present

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 1,700 shares

Notes:

1:	Mr. Kunio Nihira, Mr. Yoshifumi Nishikawa, Mr. Jotaro Yabe and Mr. Katsuyuki Sugita, who are the candidates for Directors, satisfy the requirements of Outside Directors as set forth in Article 188, Paragraph 2, Item 7-2 of the Commercial Code.
2:	Any of the above candidates for Directors has no special interest in the Company or Sankyo, and will have no special interest in the Holding Company.

(10)	Corporate Auditors of the Holding Company to be Established
The candidates for Corporate Auditors of the Holding Company are as follows:

Name (Date of Birth)	Biographical Data and Positions as Representatives of Other Company	Number of Shares of Daiichi Pharmaceutical Co., Ltd. and that of Sankyo Company, Limited Owned
Kozo Wada (January 6, 1939)

April, 1962 - Entered Sankyo Company, Limited

July, 1989 - Vice Director, Accounting Department of the company

June, 1991 - Director, Audit Department of the company

June, 1998 - Corporate Auditor (full-time) of the company to present

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 14,871 shares
Atsuo Inoue (April 11, 1940)

April, 1965 - Entered Daiichi Pharmaceutical Co., Ltd.

April, 1991 - General Manager of International Medical Development Department of the company

June, 1995 - Director of the company

October, 1995 - General Manager of Global Medical Planning Department of the company

October, 1997 - General Manager of International Division of the company

May, 1999 - Board Director and General Manager of International Division of the company

June, 1999 - Managing Director of the company to present

Daiichi Pharmaceutical Co., Ltd. 13,860 shares Sankyo Company, Limited 0 shares
Kaoru Shimada (March 16, 1934)

April 1960 - Entered Faculty of Medicine, The University of Tokyo, Department of Internal Medicine

April 1972 - Appointed Director of Microbiology, Tokyo Welfare Institute Hospital

August 1984 - Appointed Professor for Infectious Diseases, Institute of Medical Science, The University of Tokyo

April 1991 - Appointed Director of Research Hospital, The Institute of Medical Science, The University of Tokyo

April 1996 - Appointed Director of Tokyo Senbai Hospital

June 2003 - Corporate Auditor of Sankyo Company, Limited to present

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 2,110 shares
Koukei Higuchi (March 14, 1936)

April, 1960 - Entered the Tokio Marine & Fire Insurance Co., Ltd.

June, 1989 - Director of the company

August, 1991 - Managing Director of the company

June, 1995 - Senior Managing Director of the company

June, 1996 - President of the company

June, 2001 - Chairman of the company

June, 2003 - Senior Corporate Advisor of the company to present

June, 2004 - Corporate Auditor of Daiichi Pharmaceutical Co., Ltd. to present

Daiichi Pharmaceutical Co., Ltd. 0 shares Sankyo Company, Limited 0 shares

Note

1:	Both Mr. Kaoru Shimada and Mr. Koukei Higuchi, who are the candidates for Corporate Auditors, are candidates for Outside Corporate Auditors as set forth in Article 18, Paragraph 1 of the Law for Special Provisions for the Commercial Code Concerning Audit, etc.
2:	Any of the above candidates for Corporate Auditors has no special interest in the Company or Sankyo, and will have no special interest in the Holding Company.

(11)	Remuneration for Directors and Corporate Auditors of the Holding Company to be Established
Taking into account the amount of remunerations of each of the Company and Sankyo and other factors, the total amount of remuneration for Directors of the Holding Company shall be not more than four hundred fifty million yen (¥450,000,000) per fiscal year and that of Corporate Auditors shall be not more than one hundred twenty million yen (¥120,000,000) per fiscal year.
Incidentally, the number of Directors of the Holding Company is planed to be ten (10) and the number of Corporate Auditors is planed to be four (4) at the time of its establishment. Salaries for employee’s portion of Directors having duties in the capacity as employees shall not be included in the amount above.

(12)	Independent Auditors of the Holding Company to be Established
A candidate for Independent Auditors of the Holding Company is as follows:

(As of March 31, 2005)

Name	KPMG AZSA & Co.
Office	Principal Office : Tsukuto-cho 1-2, Shinjuku-ku, Tokyo
History

July, 1985: Established as Asahi Shinwa & Co.

October, 1993: Merged with Inoue Saito Eiwa Audit Corporation (established on April 5, 1978) and changed its name to Asahi Audit Corp.

January, 2004: Merged with KPMG AZSA & Co. (established on February 26, 2003) and changed its name to KPMG AZSA & Co.

Outlines	• 1,753 certified public accountants, 742 junior certified public accountants and 678 other staffs • 34 domestic offices • 3,957 audit clients

(13)	Implementation of a Joint Share Transfer
The Company and Sankyo shall jointly incorporate the Holding Company that will wholly own the Company and Sankyo.

Outline of Sankyo is as follows:

(As of March 31, 2005)

Name	Sankyo Company, Limited
Principal Office	5-1, Nihonbashi Honcho 3-chome, Chuo-ku, Tokyo
Establishment	March 1, 1927
Paid-in Capital	¥68,793 million
Operations	Manufacture and sale of pharmaceutical drugs, quasi-drugs and other products
Number of Employees	5,330

3.	Explanations for the Allocation of Shares Pursuant to Article 366, Paragraph 1, Item 2 of the Commercial Code of Japan

As of May 13, 2005, in connection with the incorporation of the Holding Company by means of joint share transfer with Sankyo scheduled for September 28, 2005, the Company resolved to fix as follows the ratio of the number of shares of common stock of the Holding Company to be issued to the respective shareholders of the Company and Sankyo (collectively referred to as the “Parties”) (the “Exchange Ratio”). Each of the Company and Sankyo shall become wholly-owned subsidiaries of the Holding Company.

The Company and Sankyo decided that an independent examination of the fair Exchange Ratio will lead to securing the interests of their respective shareholders and decided to each retain a financial advisor.

The Company retained Merrill Lynch, Japan Securities Co., Ltd. (“Merrill Lynch”) as its financial advisor and requested their analyses and opinion concerning the Exchange Ratio.

In determining the Exchange Ratio, the Company discussed internally from various points of view and considered the advice of Merrill Lynch, and taking these into account as a whole, the Company discussed and negotiated the Exchange Ratio with Sankyo. As a result, the Company executed the Memorandum of Understanding (the “Memorandum”) with Sankyo on February 25, 2005, upon the approval of the Company’s Board of Directors at the meeting of the Board of Directors held on the same day. The Memorandum prescribes that each share of common stock of the Company will be exchanged for one point one five nine (1.159) shares of common stock of the Holding Company, and each share of common stock of Sankyo will be exchanged for one (1) share of common stock of the Holding Company, respectively.

Thereafter, the Company confirmed that no material change had occurred since February 25, 2005 as to the conditions that determined the Exchange Ratio and that accordingly, it was not necessary to revise the Exchange Ratio. Consequently, on May 13, 2005, the Company executed the Business Integration Agreement (Joint Share Transfer Agreement) (the “Agreement”) with Sankyo prescribing the same Exchange Ratio as the one set forth in the Memorandum, upon the approval of the Company’s Board of Directors at the meeting of the Board of Directors held on the same day.

On May 13, 2005, Merrill Lynch delivered to the Company the results of its analyses of the Exchange Ratio, which analyses included the analysis of historical stock price, comparable companies analysis and discounted cash flow analysis and other methods deemed to be relevant by Merrill Lynch and delivered to the Company its written opinion that, as of that date, the Exchange Ratio prescribed in the Agreement is fair from a financial point of view to the shareholders of the Company, other than Sankyo and its subsidiaries and affiliates. (Note)

Sankyo has received from Nomura Securities Co., Ltd., its financial advisor, a written opinion that the Exchange Ratio is fair from a financial point of view to the shareholders of Sankyo.

(Note)    Please note that the written opinion of Merrill Lynch was prepared based upon and subject to certain assumptions, considerations and limitations, and the procedures taken and the assumptions, considerations and limitations used by Merrill Lynch in its delivery of the written opinion are set forth in the written opinion dated as of May 13, 2005, a copy of which is attached hereto. [Note to US shareholders: A copy of the written opinion of Merrill Lynch is also attached to the Form F-4 to be filed with the United States Securities and Exchange Commission by the Company and Sankyo in connection with the joint share transfer. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The Company’s shareholders are therefore urged to read the written opinion carefully and in its entirety.]

[The Written Opinion of Merrill Lynch Japan Securities Co., Ltd. (copy)]

Merrill Lynch Japan Securities Co., Ltd.

1-4-1 Nihonbashi

Chuo-ku, Tokyo 103-8230, Japan

May 13, 2005

Board of Directors

Daiichi Pharmaceutical Co., Ltd.

14-10, Nihonbashi 3 chome

Chuo-ku, Tokyo 103-8234, Japan

Members of the Board of Directors:

Daiichi Pharmaceutical Co., Ltd. (“Daiichi”) and Sankyo Company, Limited (“Sankyo”) propose to enter into a definitive joint share transfer agreement (the “Agreement”) as of May 13, 2005 pursuant to which Daiichi and Sankyo will jointly establish Daiichi Sankyo Company Limited (the “Holding Company”) as a parent company that owns one hundred percent of each of Daiichi and Sankyo through a share transfer (the “Joint Share Transfer”) in which each outstanding share of common stock of Daiichi (the “Daiichi Shares”) will be converted into the right to receive 1.159 shares of the common stock of the Holding Company (the “Holding Company Shares”) and each outstanding share of common stock of Sankyo (the “Sankyo Shares”) will be converted into the right to receive one Holding Company Share (the “Exchange Ratio”).

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of Daiichi Shares, other than Sankyo and its subsidiaries and affiliates (the “Related Companies”).

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed certain publicly available business and financial information relating to Daiichi and Sankyo that we deemed to be relevant;

(2)	Reviewed certain information, including financial forecasts, relating to the businesses, earnings, cash flow, assets, liabilities, capital and prospects of Daiichi and Sankyo furnished to us by the senior management of Daiichi and Sankyo, as well as the amount and timing of the cost savings, related expenses and synergies expected to result from the Joint Share Transfer (the “Expected Synergies”) furnished to us by the senior management of Daiichi and Sankyo;

(3)	Conducted discussions with members of the senior management of Daiichi and Sankyo concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Joint Share Transfer and the Expected Synergies;

(4)	Reviewed the market prices and valuation multiples for Daiichi Shares and Sankyo Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5)	Reviewed the results of operations of Daiichi and Sankyo and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6)	Compared the proposed financial terms of the Joint Share Transfer with the financial terms of certain other transactions that we deemed to be relevant;

(7)	Participated in certain discussions and negotiations among representatives of Daiichi and Sankyo and their financial and legal advisors;

(8)	Reviewed the potential pro forma impact of the Joint Share Transfer;

(9)	Reviewed the Memorandum of Understanding between Daiichi and Sankyo, dated February 25, 2005, and a draft of the Agreement, dated May 11, 2005; and

(10)	Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Daiichi or Sankyo or their Related Companies or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of Daiichi or Sankyo or their Related Companies upon bankruptcy, insolvency or similar matters (“Bankruptcy”) under any laws in any jurisdictions relating to Bankruptcy. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Daiichi or Sankyo or their Related Companies. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Daiichi or Sankyo, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Daiichi’s or Sankyo’s management as to the expected future financial performance of Daiichi, Sankyo or the Related Companies, as the case may be, and the Expected Synergies. With Daiichi’s consent, We have further assumed that the Joint Share Transfer will be accounted for as a pooling of interests under generally accepted accounting principles in Japan (“Japanese GAAP”), which differ in certain respects from accounting principles generally accepted in other countries, and that it will qualify as a tax-free reorganization for Japanese income tax and Japanese corporate tax purposes for both companies and their respective shareholders. Our opinion is based upon financial information in accordance with Japanese GAAP which is supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available. We have not reviewed any financial information prepared by Daiichi or Sankyo under generally accepted accounting principles in the United States (“US GAAP”) and have not taken account of any differences between Japanese GAAP and US GAAP. We have also assumed that the final form of the Agreement will be substantially identical to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Joint Share Transfer, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have an adverse effect on the contemplated benefits of the Joint Share Transfer.

In connection with the preparation of this opinion, we have not been authorized by Daiichi or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of Daiichi.

We are acting as financial advisor to Daiichi in connection with the Joint Share Transfer, and Daiichi has agreed to pay us a fee for our services. We have been paid a significant portion of our fee prior to the date hereof, and a significant portion of the fee is contingent upon the consummation of the Joint Share Transfer. In addition, Daiichi has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided investment banking services including financing services to Daiichi and Sankyo and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade or hold Daiichi Shares and other securities of Daiichi, as well as Sankyo Shares and other securities of Sankyo, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of Daiichi. If reference to this opinion is required by law or regulation in any jurisdictions other than Japan, or by the Board of Directors of Daiichi, to be made in a registration statement or a proxy statement, we will not unreasonably withhold our consent thereto so long as the full text of our opinion is reproduced therein and we approve in advance the text of any accompanying disclosure. Except as permitted by the preceding sentence, our opinion may not be reproduced, summarized, described or referred to or given to any person without our prior written consent. Our opinion does not address the merits of the underlying decision by Daiichi to engage in the Joint Share Transfer and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Joint Share Transfer or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Daiichi, other than the holders of Daiichi Shares.

We are not expressing any opinion herein as to either the price at which the Daiichi Shares or the Sankyo Shares will trade following the announcement of the Agreement or the price at which the Holding Company Shares will trade following consummation of the Joint Share Transfer.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the holders of Daiichi Shares, other than Sankyo and its Related Companies.

Very truly yours,

MERRILL LYNCH, JAPAN SECURITIES CO., LTD.

4.        Contents of the Balance Sheet and the Statement of Income of Article 366, Paragraph 1, Items 3 and 5 of the Commercial Code of Japan

The contents of the Balance Sheet and the Statement of Income of the Company are as described from page 19 to page 26 and page 29 to page 34.

The contents of the Balance Sheet and the Statement of Income of Sankyo are as set forth below from page 58 to page 70.

5.	Matters Concerning the Resolution of This Agenda

With regard to this agenda, the resolution shall take effect upon the condition that approvals of the general meetings of shareholders concerning the Share Transfer of the Company and Sankyo and approvals of the relevant authorities, as provided for in laws and ordinances, have been obtained.

The resolution described in this agenda shall be automatically voided if any significantly material change has occurred or any significantly material issue has been discovered in the financial or business conditions of the Company or Sankyo or any other material event which will interfere with the Share Transfer has occurred, and the agreement as to the Share Transfer is terminated as a result thereof on or before the day immediately preceding the scheduled share transfer date.

ARTICLES OF INCORPORATION

OF

DAIICHI SANKYO COMPANY, LIMITED

Chapter 1        General Rules

Article 1 (Corporate Name)

The corporate name of the Company shall be Daiichi Sankyo Kabushiki Kaisha and in English DAIICHI SANKYO COMPANY, LIMITED.

Article 2 (Purpose)

The business purposes of the Company shall be as follows:

(1)	Manufacture, sale & purchase and export & import of drugs, quasi-drugs, medical devices such as equipments and instruments, medical supplies, dental materials and sanitary materials, veterinary drugs, cosmetics, agrochemicals, reagents, fragrant materials, dietary supplemental foods and beverages made from vitamins, minerals, enzymes and other materials, nursery foods, food additives, yeasts for bread, seasonings, livestock foods, livestock food additives, chemicals, industrial chemicals, radiopharmaceuticals and other kinds of chemicals;
(2)	Sale & purchase and export & import of foods and daily necessities;
(3)	Sale & purchase and export & import of products relating to those set forth in the foregoing clauses, and other machines and equipments;
(4)	Manufacture and wholesale of alcoholic liquor, refreshing beverage and drinking water;
(5)	Undertaking of test and research concerning safety of chemicals;
(6)	Sale & purchase, lease, management and brokerage of real estate;
(7)	Publishing business;
(8)	Motor vehicle carrier business;
(9)	Casualty insurance agency business and business relating to offering of life insurance;
(10)	Control and management of the business activities of the companies carrying out the businesses set forth in the foregoing clauses by owning the shares of such companies; and
(11)	Any business and investment incidental to or related with the foregoing clauses.

Article 3 (Location of Principal Office)

The principal office of the Company shall be located in Chuo-ku, Tokyo.

Article 4 (Method of Public Notice)

Public notice of the Company shall be inserted in The Nihon Keizai Shinbun.

Chapter 2        Shares

Article 5 (Total Number of Shares)

The total number of shares authorized to be issued by the Company shall be two billion and eight hundred million (2,800,000,000). If shares are retired, the number of such shares shall be decreased.

Article 6 (Acquisition of Treasury Stock)

The Company may purchase treasury stock by resolution of the Board of Directors in accordance with Item 2, Paragraph 1, Article 211-3 of the Commercial Code.

Article 7 (Number of Shares constituting One Unit)

The number of shares constituting one unit of the Company shall be one hundred (100).

Article 8 (Non Issuance of Share Certificates for Shares Less Than One Unit)

The Company shall not issue share certificates for any shares less than one unit (“Shares Less Than One Unit”). Provided, however, that if Share Handling Regulation provides otherwise, this Article shall not be applied.

Article 9 (Additional Purchase of Shares Less Than One Unit)

Shareholders who hold the Shares Less Than One Unit of the Company (including beneficial shareholders. Same shall apply hereinafter.) may request, as set forth in the Share Handling Regulations, the Company to sell the number of shares that will constitute one unit when combined with the Shares Less Than One Unit held by such shareholder.

Article 10 (Transfer Agent)

10.1        The Company shall have a transfer agent for its shares.

10.2        The transfer agent and its business place shall be determined by the resolution of the Board of Directors, and shall be placed for the public notice.

10.3        The register of shareholders and the register of beneficial shareholders of the Company (collectively, “Register of Shareholders, etc.”) and the register of lost-share-certificate shall be maintained at the business place of the transfer agent, and the Company shall have the transfer agent undertake, and the Company shall not undertake, all business relating to shares such as entry of name change of shareholders in the Register of Shareholders, etc., purchase and additional purchase of Shares Less Than One Unit, and procedures for invalidating share certificates.

Article 11 (Share Handling Regulation)

Matters relating to shares such as denominations of share certificates, entry of name change of shareholders in the Register of Shareholders, etc., purchase and additional purchase of Shares Less Than One Unit, and procedures for invalidating share certificates shall be governed by the Share Handling Regulation established by the resolution of the Board of Directors.

Article 12 (Record Date)

12.1        The Company shall deem the shareholders having voting rights who are registered or recorded on the final Register of Shareholders, etc., as of March 31 each year to be the shareholders eligible to exercise voting rights at the Ordinary General Meeting of Shareholders for the accounting period.

12.2        The Company may set a record date by the resolution of the Board of Directors upon giving prior public notice thereof for determination of the shareholders eligible to receive Interim Dividends provided for in Article 39 hereof or for other necessities.

Chapter 3        General Meeting of Shareholders

Article 13 (Convocation)

13.1        The Ordinary General Meeting of Shareholders shall be convened in June every year, and an Extraordinary General Meeting of Shareholders shall be convened at any time as necessary.

13.2        The General Meetings of Shareholders shall be held at the place where the principal office is located or other places in the wards within Tokyo.

Article 14 (Person to Convene and Chairperson)

A President and Representative Director shall convene the General Meeting of Shareholders pursuant to the resolution of the Board of Directors and act as chairperson thereof. If the President and Representative Director is unable to so act, one of the other Representative Directors shall act as chairperson pursuant to the resolution of the Board of Directors.

Article 15 (Exercise of Voting Rights by Proxy)

15.1        Shareholders or their legal representative may appoint another shareholder having voting rights of the Company as their proxy and exercise their voting rights through the proxy. Provided, however, that the number of the proxy shall be limited to one (1).

15.2        In the event of Clause 15.1, the shareholders or the proxy must submit to the Company a document establishing power of representation for each General Meeting of Shareholders.

Article 16 (Method of Resolution)

16.1        Resolutions at the General Meeting of Shareholders shall be adopted by a majority of voting rights of shareholders present, unless otherwise provided by laws and ordinances or by these Articles of Incorporation.

16.2        For the special resolution provided for in Article 343 of the Commercial Code, shareholders representing at least one-third (1/3) of voting rights of all shareholders shall be present, and the special resolution shall be adopted by at least two-thirds (2/3) of the voting rights represented by such shareholders present.

Article 17 (Minutes of General Meeting of Shareholders)

The proceedings of the General Meeting of Shareholders shall be registered or recorded in the minutes with printed name and seal affixed or electronic signature affixed by the chairperson and Directors present, and the minutes shall be maintained at the Company.

Chapter 4        Director and Board of Directors

Article 18 (Number)

The number of Directors shall be fourteen (14) or less.

Article 19 (Election)

19.1        Directors shall be elected at the General Meeting of Shareholders.

19.2        Directors shall be elected by a majority of the voting rights represented by the shareholders present who shall have no less than one-third (1/3) of the voting rights of all shareholders at the General Meeting of Shareholders.

19.3        No cumulative voting shall be used for the resolution of the election of Directors.

Article 20 (Term of Office)

20.1        The term of office of each Director shall expire at the close of the Ordinary General Meeting of Shareholders held for the accounting period last to expire within one (1) year subsequent to his/her assumption of office.

20.2        The term of office of a Director who was appointed for increasing the number of Directors or filling a vacancy of the Director having retired from office before expiration of his/her office shall expire upon the expiration of the term of office of other Directors in service.

Article 21 (Convocation of the Board of Directors)

21.1        A notice to convene the Board of Directors shall be dispatched to each Director and Corporate Auditor at least three (3) days before the meeting date; provided, however, that such period may be shortened in cases of emergency.

21.2        A meeting of the Board of Directors may be held without the procedures of convocation, if consented to by all the Directors and Corporate Auditors.

Article 22 (Method of Resolution)

The resolution of the Board of Directors shall be adopted by majority of votes of Directors present who constitute majority in number of all Directors.

Article 23 (Authority of Board of Directors)

The Board of Directors of the Company shall determine administration of affairs of the Company and supervise the performance of duties by the Directors.

Article 24 (Representative Director and Executive Director)

24.1        Directors to represent the Company shall be appointed by the resolution of the Board of Directors.

24.2        The Board of Directors may appoint Chairman, President, Executive Vice-president, Executive Managing Director and Managing Director.

Article 25 (Minutes of Board of Directors)

An outline of the course of proceedings at each Board of Directors’ meeting and results thereof shall be registered or recorded in the minutes with printed name and seal affixed or electronic signature affixed by Directors and Corporate Auditors present.

Article 26 (Release of Liability of Outside Directors)

The Company may enter into an agreement with an Outside Director for limitation of liabilities for damages due to acts set forth in Item 5, Paragraph 1, Article 266 of the Commercial Code in accordance with the provisions of Paragraph 19, Article 266 of the Commercial Code; provided, however, that the maximum amount of liabilities for damages under such agreement shall be as provided by laws and ordinances.

Article 27 (Regulation of the Board of Directors)

Matters other than those provided in this Chapter shall be governed by the Regulation of the Board of Directors established by the Board of Directors.

Chapter 5        Corporate Auditor and Board of Corporate Auditors

Article 28 (Number)

The number of Corporate Auditors shall be four (4) or less.

Article 29 (Election)

29.1        Corporate Auditors shall be elected at the General Meeting of Shareholders.

29.2        Corporate Auditors shall be elected by a majority of the voting rights represented by the shareholders present who shall have no less than one-third (1/3) of the voting rights of all shareholders at the General Meeting of Shareholders.

Article 30 (Supplemental Corporate Auditor)

30.1        The Company may elect a supplemental Corporate Auditor in advance at the Ordinary General Meeting of Shareholders to prepare for an event where the number of Corporate Auditors falls below the number required by laws and ordinances.

30.2        A supplemental Corporate Auditor shall be elected by a majority of the voting rights represented by the shareholders present who shall have no less than one-third (1/3) of the voting rights of all shareholders at the General Meeting of Shareholders.

30.3        Election of a supplemental Corporate Auditor provided for in Clause 30.1 shall be effective until the opening of the Ordinary General Meeting of Shareholders to be held immediately following such election.

Article 31 (Term of Office)

31.1        The term of office of each Corporate Auditor shall expire at the close of the Ordinary General Meeting of Shareholders held for the accounting period last to expire within four (4) years subsequent to his/her assumption of office.

31.2        The term of office of a Corporate Auditor who was appointed for filling a vacancy of the Corporate Auditor having retired from office before expiration of his/her office shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

31.3        The term of office of a supplemental Corporate Auditor who was appointed in advance as provided for in Clause 30.1 shall expire at the time of expiration of the term of office of the retired Corporate Auditor.

Article 32 (Convocation of the Board of Corporate Auditors)

32.1        A notice to convene the Board of Corporate Auditors shall be dispatched to each Corporate Auditor at least three (3) days before the meeting date; provided, however, that such period may be shortened in cases of emergency.

32.2        A meeting of the Board of Corporate Auditors may be held without the procedures of convocation, if consented to by all the Corporate Auditors.

Article 33 (Method of Resolution)

The resolution of the Board of Corporate Auditors shall be adopted by majority of votes of Corporate Auditors unless otherwise provided by laws and ordinances.

Article 34 (Minutes of Board of Corporate Auditors)

An outline of the course of proceedings at each Board of Corporate Auditors’ meeting and results thereof shall be registered or recorded in the minutes with printed name and seal affixed or electronic signature affixed by Corporate Auditors present.

Article 35 (Full-time Corporate Auditor)

Corporate Auditors shall by mutual agreement appoint Full-time Corporate Auditors from among themselves.

Article 36 (Regulation of Board of Corporate Auditors)

Matters other than those provided in this Chapter shall be governed by the Regulation of Board of Corporate Auditors established by the Board of Corporate Auditors.

Chapter 6        Accounts

Article 37 (Business Year and Settlement of Accounts)

37.1        The business year of the Company shall commence on April 1 every year and end on March 31 of the following year.

37.2        The accounts shall be settled at the final day of each business year.

Article 38 (Dividend)

The dividend shall be paid to shareholders or registered pledgees registered or recorded in the final Register of Shareholders, etc., as of the last day of each business year.

Article 39 (Interim Dividend)

The Company may declare distribution of money (“Interim Dividend”) provided for in Article 293-5 of the Commercial Code by the resolution of the Board of Directors to the shareholders and registered pledgees registered or recorded in the final Register of Shareholders, etc., as of September 30 every year.

Article 40 (Annulment Term)

The Company is exempted from liability for paying dividend and Interim Dividend if the same remains uncollected after three (3) years have elapsed from the first date on which such dividend and Interim Dividend became payable.

Supplemental Provisions

Article 1 (Shares to be Issued upon Incorporation)

1.1        The Company shall be incorporated by way of share transfer pursuant to Article 364 of the Commercial Code.

1.2        The class of shares to be issued upon incorporation of the Company shall be common stock and the number of shares thereof shall be 771,498,064 shares.

1.3        Notwithstanding the immediately preceding paragraph, if Daiichi Pharmaceutical Co., Ltd. (“Daiichi”) and Sankyo Company, Limited (“Sankyo”) cancel their treasury shares respectively and if Daiichi and Sankyo have newly issued shares of common stock respectively upon exercise of stock subscription rights and stock acquisition rights respectively issued by Daiichi and Sankyo, from the day immediately following March 31, 2005 (the “Calculation Date”) to the day immediately preceding the scheduled share transfer date, the number of shares to be issued upon the Share Transfer shall be the sum of Items 1 and 2 below with fractional shares less than one (1) share rounded downwards.

(1)	286,453,235 minus the number of treasury shares that Daiichi has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of Daiichi newly issued after the day immediately following the Calculation Date upon exercise of stock subscription rights and stock acquisition rights issued by Daiichi, multiplied by one point one five nine (1.159).
(2)	439,498,765 minus the number of treasury shares that Sankyo has canceled since the day immediately following the Calculation Date plus the number of shares of common stock of Sankyo newly issued after the day immediately following the Calculation Date upon exercise of stock acquisition rights issued by Sankyo.

Article 2 (First Business Year)

Notwithstanding the provisions of Clause 37, the first business year of the Company shall commence on the date of incorporation of the Company and end on March 31, 2006.

Article 3 (Term of Office of First Corporate Auditors)

Notwithstanding the provision of Clause 31.1, the term of office of first Corporate Auditors of the Company shall expire at the close of the Ordinary General Meeting of Shareholders held for the accounting period last to expire within one (1) year subsequent to his/her assumption of office.

Sankyo Company, Limited

CONSOLIDATED BALANCE SHEET

(As of March 31, 2005)

	Millions of yen		Millions of yen

[ASSETS]	[976,230 ]	[LIABILITIES]	[250,208	]

Current assets	606,067	Current liabilities	173,712

Cash and deposits	175,960	Trade notes and accounts payable	54,435

Trade notes and accounts receivable	162,442	Short-term bank loans	16,699

Marketable securities	146,632	Income taxes payable	16,904

Inventories	89,979	Deferred tax liabilities	689

Deferred tax assets	21,832	Accrued bonuses	13,481

Other	9,704	Allowance for sales returns	476

Allowance for doubtful accounts	(483)	Allowance for sales rebates	1,022

		Other	70,002

Fixed assets	370,163	Long-term liabilities	76,495

Tangible fixed assets	196,439	Long-term debt	3,373

Buildings and structures	111,966	Deferred tax liabilities	441

Machinery, equipment and vehicles	31,831	Retirement and severance benefits	66,843

Land	30,655	Directors’ and auditors’ retirement and severance benefits	1,830

Construction in progress	10,005	Other	4,006

Other	11,980	[MINORITY INTERESTS]	[9,434	]

Intangible fixed assets	25,026	Minority interests	9,434

Consolidation goodwill	845

Other	24,181	[SHAREHOLDERS’ EQUITY]	[716,587	]

Investments and other assets	148,696	Common stock	68,793

Investment securities	114,480	Additional paid-in-capital	66,862

Long-term loans	5,876	Retained earnings	580,514

Deferred tax assets	14,967	Valuation difference on other securities	27,857

Other	13,702	Foreign currency translation adjustments	(7,026)

Allowance for doubtful accounts	(329)	Treasury stock	(20,412)

Total assets	976,230	Total liabilities, minority interests and shareholders’ equity	976,230

Notes:

	(Millions of yen)

1.	Amounts less than one million yen have been omitted.

2.	Accumulated depreciation on tangible assets	322,172

3.	Pledged assets	4,727

4.	Contingent liabilities	496

5.	Trade note discounted	561

6.	For purchased goods with a minimum volume purchase commitment, the Company may be exposed to the risk of evaluation loss due to excess inventory.

7.	Overdraft contracts and commitment line contracts.

	Overdrafts and commitments unused	72,643

Sankyo Company, Limited

CONSOLIDATED STATEMENT OF INCOME

(From April 1, 2004 to March 31, 2005)

(Millions of yen)

I. Net sales		587,830

II. Cost of sales		213,874

Gross profit		373,956

Provision for sales returns		15

Gross profit, less provision for sales returns		373,940

III. Selling, general and administrative expenses		289,015

Operating income		84,925

IV. Non-operating income

Interest income	1,178

Dividend income	2,126

Amortization of consolidation goodwill	11

Rent received	889

Other	2,219	6,425

V. Non-operating expenses

Interest expense	358

Loss on disposal of inventories	3,983

Charitable donations	737

Other	3,765	8,844

Ordinary income		82,506

VI. Extraordinary profit

Gain from sale of fixed assets	12,179

Reversal of allowance for doubtful accounts	2,026

Gain from sale of investment securities	983

Gain from sale of investments in affiliates	544

Reversal of allowance for directors’ and auditors’ retirement and severance	41	15,775

VII. Extraordinary loss

Loss on disposal of fixed assets	2,333

Loss on impairment of fixed assets	15,865

Loss on valuation of investments in affiliates	1,483

Additional retirement payment	662

Loss on valuation of investments	249

Loss on sales of investment securities	5

Loss on valuation of investment securities	4	20,603

Income before income taxes and minority interests		77,678

Income taxes	33,224

Income tax adjustment	(4,550)	28,674

Minority interests		722

Net income		48,282

Notes:

1.	Amounts less than one million yen have been omitted.
2.	Net income per share	¥111.78

Note:

Net income per share calculations are based on the following:

Net income for the fiscal year under review: 48,282 million yen

Amount not distributed to ordinary shareholders: 269 million yen

(Of this amount, profit distributed as bonuses paid to Directors and Corporate Auditors: 269 million yen)

Net income for common stock: 48,012 million yen

Average number of shares outstanding during the fiscal year under review: 429,527,836

Significant Items for the Preparation of the Consolidated Financial Statements

Scope of Consolidation

Consolidated subsidiaries:            37

The names of major consolidated subsidiaries are included in the “1) The Status of Major Subsidiaries, (5) Corporate Consolidation, 2. Outline of the Group’s Business’’ of the Business Report. In addition, Sankyo Trading Co., Ltd., which had been a consolidated subsidiary of the Company until the year ended March 31, 2004, has been excluded from the scope of consolidation effective the current period due to the Company’s sale of all of the shares it owns in this company held by the Company.

Since the respective totals of total assets, sales, net income (losses) in proportion to the Company’s share, and retained earnings in proportion to the Company’s share of non-consolidated subsidiaries are relatively small and thus do not have a material impact as a whole on Sankyo’s consolidated financial statements such subsidiaries are excluded from the scope of consolidation. Major non-consolidated subsidiaries include Sankyo Insurance Agency Co., Ltd., Godo Real Estate Co., Ltd., and Shanghai Sankyo Pharmaceuticals Co., Ltd.

Application of the Equity Method

The equity method is not applied to non-consolidated subsidiaries or affiliates.

Since the net income (losses) and retained earnings of the non-consolidated subsidiaries and affiliates not accounted for by the equity method are relatively small and thus do not have a material impact as a whole on the consolidated net income (losses) and consolidated retained earnings, such companies are not accounted for by the equity method. Major non-consolidated subsidiaries not accounted for by the equity method include Sankyo Insurance Agency Co., Ltd., Godo Real Estate Co., Ltd., and Shanghai Sankyo Pharmaceuticals Co., Ltd., and a major affiliate not accounted for by the equity method is Tokyo Yakugyo Kaikan Co., Ltd.

Fiscal Year-End of Consolidated Subsidiaries

The fiscal years for 18 of the Company’s overseas consolidated subsidiaries ended on December 31, 2004. Financial statements as of this date were used in the preparation of the consolidated financial statements. However, necessary adjustments for consolidation were made in those cases where important transactions took place between this date and March 31, 2005.

Matters Relating to Accounting Principles and Methods

1.	Principles and Methods of Valuation of Important Assets

(1) Securities:

Held-to-maturity securities

  Mainly the amortized cost method (straight-line method)

Other securities

  Securities with determinable market value:

Mainly the market value method based on the market value at the end of the fiscal year. Valuation differences are dealt with by means of the direct capital influx method, with the cost of securities sold calculated by the moving average method.

  Securities without determinable market value:

Mainly stated at cost based on the moving average method

(2) Derivatives:	Market value method
(3) Inventories:	Mainly stated at cost determined by the weighted average method at the Company and its domestic consolidated subsidiaries. Mainly stated at the lower of cost or market determined by the weighted average method at overseas consolidated subsidiaries.

2.	Depreciation of Important Depreciable Assets

(1) Tangible Fixed Assets

The Company and its domestic consolidated subsidiaries account for property, plant and equipment by the declining balance method. However, buildings (excluding annexes) acquired on or after April 1, 1998, have been accounted for by the straight-line method. Overseas consolidated subsidiaries account for property, plant and equipment mainly by the straight-line method. The estimated useful lives of major assets are as follows:

Buildings and structures:	2~60 years
Machinery, equipment and vehicles:	2~17 years

(2) Intangible Fixed Assets

Computed by the straight-line method. Software for in-house use is amortized over the estimated useful lives (a five-year period) by the straight-line method.

3.	Recording Principles for Important Allowances

(1) Allowance for Doubtful Accounts

The Company and its consolidated subsidiaries cover the risk of credit losses by making additions to this allowance on the basis of the actual default rates for standard loans, and on an individual basis for loans considered unlikely to be repaid in full.

(2) Accrued Bonuses

To prepare mainly for the payment of employees’ bonuses, the Company and the majority of its consolidated subsidiaries make provisions based on a portion of the estimated total amount payable for the fiscal year.

(3) Allowance for Sales Returns

To prepare for sales return losses incurred after the end of the fiscal year, the Company and four of its domestic consolidated subsidiaries make the maximum possible provision calculated by the accounts receivable method as regulated by the Corporate Tax Law in Japan.

(4) Allowance for Sales Rebates

To prepare for future sales rebates, the Company records an amount calculated by multiplying the sales rebate rate for the fiscal year by the wholesaler’s inventory amounts or the accounts receivable at the end of the fiscal year.

(5) Retirement and Severance Benefits

To prepare for the payment of employees’ retirement and severance benefits, the Company and its domestic consolidated subsidiaries make provisions for an amount based on projected benefit obligation and plan assets at the end of the fiscal year. Provisions are made for six of the Company’s overseas consolidated subsidiaries in accordance with generally accepted accounting principles in the countries in question.

Prior service cost is amortized by the straight-line method over a set time period (five years), which is less than the estimated average remaining years of service of the eligible employees when the prior service cost was recognized.

At the Company itself, actuarial gain and loss are recorded when they occur. At the domestic consolidated subsidiaries, the straight-line method is used to calculate an amount to be treated as an expense during the fiscal year after the gain or loss was initially recorded. This calculation is, in turn, based upon a set time period (five years) which is less than the average remaining years of service of the eligible employees when the actuarial gain or loss was recorded.

(6) Directors’ and Auditors’ Retirement and Severance Benefits

To prepare for directors’ and auditors’ retirement and severance benefits, the Company and its domestic consolidated subsidiaries make provisions for an amount based on the total benefits required to be paid at the end of the fiscal year in accordance with internal regulations. Two overseas consolidated subsidiaries make provisions for the amount generated by the end of the fiscal year.

4.	Translation of Important Assets and Liabilities Denominated in Foreign Currencies into Yen

Monetary receivables and payables denominated in foreign currencies are converted into yen at the rates of exchange in effect at the end of the fiscal year, with translation differences treated as gains or losses. The assets and liabilities of overseas consolidated subsidiaries are converted into yen at the rates of exchange in effect at their balance sheet dates. Profits and expenses are converted into yen at the average exchange rates in effect over the period in question, with translation differences recorded under translation adjustments in the minority interests and shareholders’ equity sections of the balance sheets.

5.	Accounting Methods Pertaining to Important Lease Transactions

The same accounting treatment applied to operating leases is used for financial leases, except for those where the legal title to the underlying property is transferred from the lessor to the lessee.

6.	Important Hedge Accounting Methods

(1) Hedge Accounting Methods

Deferral hedge accounting has been adopted. Forward foreign exchange contracts that meet the criteria are accounted for by the allocation method. Interest rate swaps that meet the criteria are accounted for by the special method, as regulated in the accounting standard, as if the interest rates of the interest rate swaps were originally applied to the underlying borrowings.

(2) Hedging Methods and Hedge Accounts

Hedging methods: Forward foreign exchange contracts, interest rate swaps and call options on the Company’s common stock

Hedge accounts: Accounts payable and receivable and anticipated transactions denominated in a foreign currency, loans and stock appreciation rights (SAR)

(3) Hedging Policy

Certain consolidated subsidiaries hedge against foreign exchange rate fluctuations relating to imports and exports, interest rate risks relating to loans and fluctuations in stock prices relating to SAR. The Company and its consolidated subsidiaries do not enter into speculative derivative transactions.

(4) Methods of Assessing the Effectiveness of Hedges

Assessment of the effectiveness of hedges is conducted on the basis of the relationship between cumulative changes in the hedging methods and cumulative changes in the hedge accounts. However, with the important conditions for forward foreign exchange contracts transactions being identical, and interest rate swaps being handled by special methods, the effectiveness of the hedges is extremely high. Thus, an assessment of the effectiveness of these hedges has been omitted.

7.	Other Important Items Pertaining to the Consolidated Financial Statements

Consumption Tax Accounting Methods

Tax-excluded method has been applied to account for consumption taxes.

Valuation Methods for Assets and Liabilities at Consolidated Subsidiaries

The mark-to-market method is used to evaluate the assets and liabilities of consolidated subsidiaries.

Amortization of Consolidation Goodwill

As a general rule, consolidation goodwill is amortized over a period of five years. However, if the amount in question is minor, it is accounted for currently as a gain or loss.

Changes in Basic Policies for the Preparation of the Consolidated Financial Statements

Effective April 1, 2004, the Sankyo Group has adopted accounting standards for impairment of fixed assets (“Opinion Concerning Establishment of Accounting Standards for Impairment of Fixed Assets” issued by the Business Accounting Council of Japan on August 9, 2002) and “Implementation Guidelines for Accounting Standards for Impairment of Fixed Assets” (Financial Accounting Standards Implementation Guidelines No. 6, issued by the Accounting Standards Board of Japan on October 31, 2003), since these standards and guidelines became applicable to the consolidated financial statements for the fiscal year ended March 31, 2004. The effect of this application was to decrease income before income taxes and minority interests by 15,865 million yen. In accordance with the modification of the Regulations Concerning Consolidated Financial Statements, the accumulated impairment losses are directly deducted from the balances of related fixed assets.

Supplemental Information

In line with announcement of Practice Report No. 12 “Practical Treatment Concerning Presentation of Pro Forma Standard Taxation Portion of Enterprise Tax in Statements of Income” issued by the Accounting Standards Board of Japan on February 13, 2004, enterprise taxes levied in proportion to added value and capital, amounting to 971 million yen, were recognized as ‘‘Selling, general and administrative expenses’’ effective this period under this report.

Sankyo Company, Limited

NON-CONSOLIDATED BALANCE SHEET

(As of March 31, 2005)

(Millions of yen)

[Assets]	[869,575]	[Liabilities]	[141,581]
Current assets	411,705	Current liabilities	87,276
Cash and deposits	133,346
Trade notes receivable	2,813	Accounts payable	25,891
Accounts receivable	101,292
Marketable securities	98,697	Accrued accounts	30,976
Finished goods	19,307	Accrued expenses	2,460
Work in process	25,846	Income taxes payable	14,802
Raw materials	8,201	Consumption tax payable	1,037
Prepaid expenses	341	Deposits received	740
Deferred tax assets	18,158	Accrued bonuses	7,908
Other receivable	2,360	Allowance for sales returns	362
Other	1,372	Allowance for sales rebates	1,022
Allowance for doubtful accounts	(34)	Other	2,074

Fixed assets	457,869
Tangible fixed assets	146,765	Long-term liabilities	54,305
Buildings	85,312	Retirement and severance benefits	53,573
Structures	7,007	Directors’ and auditors’ retirement and severance benefits	732
Machinery and equipment	17,893
Vehicles and equipment	41	[Shareholders’ equity]	[727,993	]
Tools, furniture and fixtures	7,814	Common Stock	68,793
Land	21,177
Construction in progress	7,518	Capital Surplus	66,856
		Additional paid-in capital	66,856
Intangible fixed assets	10,430
Licenses, etc.	10,430	Retained Surplus	585,580
		Legally appropriated retained earnings	13,214
Investments and other assets	300,673	Voluntary reserves	490,418
Investment securities	109,720	Reserve for special depreciation	2,536
Investment securities in subsidiaries and affiliates	116,744	Reserve for reduction in fixed assets	2,281
Investments	923	General reserve	485,600
Investments in subsidiaries and affiliates	47,751
Long-term loans receivable	10,317	Unappropriated retained earnings for the fiscal year	81,947
Long-term prepaid expenses	263
Deferred tax assets	12,485	Valuation difference on other securities	27,176
Insurance reserves	167
Security deposits	2,540	Treasury stock	(20,412)
Allowance for doubtful accounts	(240)
Total	869,575	Total	869,575

Notes:

(Millions of yen)

1.	Amounts less than one million yen have been omitted.
2.	Short-term credits to subsidiaries and affiliates	4,241
3.	Long-term credits to subsidiaries and affiliates	7,182
4.	Short-term debts to subsidiaries and affiliates	4,811
5.	Accumulated depreciation on tangible assets	239,338
6.	Other than fixed assets booked in the balance sheet, there are important fixed assets such as vehicles and computers used on lease contracts.
7.	Contingent liabilities	6,707
8.	For purchased goods with a minimum volume purchase commitment, the Company may be exposed to the risk of evaluation loss due to excess inventory.
9.	Commitment line agreement
	Commitment unused	60,000
10.	Net assets, as stipulated in Article 124, Paragraph 3, of the Enforcement Regulations of the Commercial Code of Japan, amounted to 27,176 million yen.

Sankyo Company, Limited

NON-CONSOLIDATED STATEMENT OF INCOME

(From April 1, 2004 to March 31, 2005)

(Millions of yen)

I. Net sales		340,091
II. Cost of sales		94,324
Gross profit		245,766
Provision for sales returns		22
Gross profit, less provision for sales returns		245,744
III. Selling, general and administrative expenses		181,303
Operating income		64,441
IV. Non-operating income
Interest and dividend income	3,810
Rent received	1,533
Other	1,211	6,555
V. Non-operating expenses
Loss on disposal of inventories	3,610
Charitable donations	728
Other	2,532	6,871
Ordinary income		64,124
VI. Extraordinary profit
Gain from sale of fixed assets	12,046
Reversal of allowance for doubtful accounts	2,040
Gain from sale of investment securities in subsidiaries and affiliates	1,788
Gain from sale of investment securities	957
Reversal of allowance for directors’ and auditors’ retirement and severance	40	16,872
VII. Extraordinary loss
Loss on disposal of fixed assets	1,933
Loss on impairment of fixed assets	15,879
Loss on valuation of investment securities in subsidiaries and affiliates	1,483
Additional retirement payments	348
Loss on valuation of investments	249
Loss on sale of investment securities	5	19,899
Income before income taxes		61,098
Income taxes	29,130
Income tax adjustment	(5,580)	23,549
Net income		37,548
Retained earnings carried over from the previous fiscal year		50,841
Interim dividend		6,442
Unappropriated retained earnings for the fiscal year		81,947

Notes:

(Millions of yen, unless otherwise noted)

1.	Amounts less than one million yen have been omitted.
2.	Sales to subsidiaries and affiliates	12,521
3.	Purchases from subsidiaries and affiliates	13,221
4.	Non-operating transactions with subsidiaries and affiliates	25,499
5.	Net income per share	¥87.23

Note:

Net income per share calculations are based on the following.

Net income for the fiscal year under review: 37,548 million yen

Amount not distributed to ordinary shareholders: 82 million yen

(Of this amount, profit distributed as bonuses paid to Directors and Corporate Auditors: 82 million yen)

Net income for common stock: 37,466 million yen

Average number of shares outstanding during the fiscal year under review: 429,527,836 shares

Significant Accounting Policies

1.	Held-to-maturity securities are amortized or accumulated to face value. Investment securities in subsidiaries and affiliated companies are stated at cost based upon the moving-average method. Other securities with a determinable market value are carried at market value at the end of the fiscal year (unrealized gains and losses, net of taxes, are recognized in shareholders’ equity, and the cost of securities sold is computed based upon the moving-average method). Other securities without a determinable market value are carried at cost based on the moving-average method.
2.	Inventories are stated at cost. Cost is determined by the average method.
3.	The depreciation of tangible fixed assets is calculated by the declining-balance method based on the estimated useful lives of the respective assets. However, the straight-line method is used for buildings (excluding annexes) acquired on or after April 1, 1998.

Estimated useful lives of major assets are as follows:

Buildings: 2-50 years

Machinery and equipment: 2-17 years

The depreciation of intangible fixed assets is calculated by the straight-line method.

Software for in-house use is amortized over the estimated useful life (a five-year period) by the straight-line method.

4.	Monetary receivables and payables denominated in foreign currencies are translated into yen at the rates of exchange in effect at the end of the fiscal year, with translation differences treated as gains or losses.
5.	The methods for accounting for significant allowances are as follows:

  Allowance for doubtful accounts:

The Company covers the risk of credit losses by making additions to this allowance on the basis of the actual default rates for standard loans, and on an individual basis for loans considered unlikely to be repaid in full.

  Accrued bonuses:

To prepare for the payment of employees’ bonuses, the Company makes provisions based on a portion of the estimated total amount payable for the fiscal year.

  Allowance for sales returns:

To prepare for sales return losses incurred after the end of the fiscal year, the Company makes the maximum possible provision calculated by the accounts receivable method as regulated by the Corporate Tax Law in Japan.

  Allowance for sales rebates:

To prepare for future sales rebates, the Company records an amount calculated by multiplying the sales rebate rate for the fiscal year by the wholesaler’s inventory amounts or the accounts receivable at the end of the fiscal year.

  Retirement and severance benefits:

To prepare for employees’ retirement and severance benefits, the Company makes provisions for an amount based on projected benefit obligation and plan assets at the end of the fiscal year.

Prior service cost is amortized by the straight-line method over a set time period (five years), which is less than the estimated average remaining years of service of the eligible employees when the prior service cost was recognized.

Actuarial gains and loss are recorded when they occur.

  Directors’ and auditors’ retirement and severance benefits:

To prepare for directors’ and auditors’ retirement and severance benefits, the Company makes provisions for an amount based on the total benefits required to be paid at the end of the fiscal year in accordance with its internal regulations. This allowance is provided for under Article 43 of the Enforcement Regulations of the Commercial Code of Japan.

6.	The same accounting treatment applied to operating leases is used for financial leases, except for those where the legal title to the underlying property is transferred from the lessor to the lessee.
7.	Tax-excluded method has been applied to consumption taxes.

Change in Accounting Policy

Effective April 1, 2004, the Company has adopted accounting standards for impairment of fixed assets (“Opinion Concerning Establishment of Accounting Standards for Impairment of Fixed Assets” issued by the Business Accounting Council of Japan on August 9, 2002) and “Implementation Guidelines for Accounting Standards for Impairment of Fixed Assets” (Financial Accounting Standards Implementation Guidelines No. 6, issued by the Accounting Standards Board of Japan on October 31, 2003). The effect of this application was to decrease income before income taxes by 15,879 million yen.

In addition, the accumulated impairment losses are directly deducted from the balances of related fixed assets.

Supplemental Information

In line with Practice Report No. 12 “Practical Treatment Concerning Presentation of Pro Forma Standard Taxation Portion of Enterprise Tax in Statements of Income” issued by the Accounting Standards Board of Japan on February 13, 2004, enterprise taxes levied in proportion to added value and capital, amounting to 809 million yen, were recognized as ‘Selling, general and administrative expenses’ effective this period under this report.

Third proposal: Partial Amendment to the Articles of Incorporation

1.	Reason for Amendment

(1)	The amendment is to change a part of the business purposes of the Company in accordance with the full enforcement of the Law for Partial Amendment to the Pharmaceutical Affairs Laws and Blood Collection and Donation Services Control Law (Law No. 96 of 2002) as of April 1, 2005.

(2)	The amendment is to shorten the term of office of Directors from within two (2) years to within one (1) year from the assumption of office in order to appropriately and promptly cope with the harsh management environment, along with the reorganization of the management structure including strengthening of the function of the Board of Directors and the introduction of the executive officer system. In addition, the amendment is to introduce the release system of the liability of Outside Directors and to make a new provision in the Articles of Incorporation therefor in order to enable Outside Directors to fully perform their expected function.

With regard to making a new provision concerning the release of the liability of Outside Directors, an agreement of the Board of Corporate Auditors with the unanimous consent of all Corporate Auditors has been obtained.

2.	Contents of Amendment

Contents of the amendment are as follows.

(Changes are underlined)

Current Articles of Incorporation	Proposed Amendment

Chapter 1. General Provisions

(Purpose)

Article 3

The purpose of the Company shall be to engage in the following businesses:

(1) (omitted);

(2) Manufacture, sale and purchase of medical devices, and sale, purchase, exportation and importation of miscellaneous goods for daily necessities;

(3) (subsequent items omitted);

Chapter 1. General Provisions

(Purpose)

Article 3

The purpose of the Company shall be to engage in the following businesses:

(1) (unchanged);

(2) Manufacture, sale and purchase of medical equipment, and sale, purchase, exportation and importation of miscellaneous goods for daily necessities;

(3) (subsequent items unchanged);

Chapter 4. Directors and Board of Directors

(Term of office)

Article 17

The term of office of Directors shall expire at the close of the annual shareholders’ meeting relating to the last closing of accounts to occur within two (2) years from their assumption of office.

Chapter 4. Directors and Board of Directors

(Term of office)

Article 17

The term of office of Directors shall expire at the close of the annual shareholders’ meeting relating to the last closing of accounts to occur within one (1) year from their assumption of office.

Current Articles of Incorporation	Proposed Amendment
(Newly made)

(Release of the Liability of Outside Directors)

Article 23

The Company may enter into an agreement with an Outside Director for limitation of liabilities for damages due to acts set forth in Item 5, Paragraph 1, Article 266 of the Commercial Code in accordance with the provisions of Paragraph 19, Article 266 of the Commercial Code; provided, however, that the maximum amount of liabilities for damages under such agreement shall be as provided by laws and regulations.

(The numbering of each of the subsequent articles of the current Articles of Incorporation is to be adjusted by increase of one number.)

Fourth proposal: Election of Thirteen (13) Directors

The term of office of all eighteen (18) Directors will expire at the close of this general meeting of shareholders. In order to increase the transparency and strengthen the supervisory function of the Board of Directors, the Company intends to invite Outside Directors. Thus, the Company proposes election of thirteen (13) Directors including two (2) Outside Directors.

Candidates for Directors are as follows:

Candidate No.	Name (Date of birth)	Professional History and Positions as Representatives of Other Companies	Number of Shares of the Company Owned
1.	Kiyoshi Morita (March 29, 1939)

April, 1962 — Entered the Company

April, 1988 — General Manager of Medical Sales & Market Information Department of the Company

April, 1991 — General Manager of Marketing & Sales Administration Department of the Company

June, 1991 — Director of the Company

October, 1993 — Board Director responsible for Medical Products of the Company

June, 1995 — Managing Director of the Company

June, 1997 — Senior Managing Director of the Company

June, 1999 — President and Representative Director of the Company to present

Positions as representative of other companies:

President and Representative Director of Laboratories Daiichi Sanofi-Synthelabo

Executive Vice President and Representative Director of Sanofi-Synthelabo Daiichi Pharmaceutical Co., Ltd.

24,675 shares

Candidate No.	Name (Date of birth)	Professional History and Positions as Representatives of Other Companies	Number of Shares of the Company Owned
2.	Kenichi Mizutani (February 12, 1941)

April, 1963 — Entered the Company

April, 1990 — General Manager of Medical Sales & Marketing Department II of the Company

October, 1994 — General Manager of Market Planning & Promotion Department of the Company

June, 1995 — Director, General Manager of Tokyo Branch I of the Company

October, 1998 — Board Director responsible for Medical Planning, Medical Information of the Company

June, 1999 — Managing Director of the Company

October, 2002 — Senior Managing Director of the Company to present

23,780 shares
3.	Tadao Suzuki (March 9, 1941)

September, 1964 — Entered the Company

December, 1987 — General Manager of Research Planning & Administration Department of the Company

April, 1990 — General Manager of Corporate Development & Licensing Department of the Company

June, 1993 — Director of the Company

April, 1995 — Board Director responsible for Corporate Development & Licensing of the Company

June, 1995 — Board Director responsible for Corporate Development & Licensing and General Manager of Corporate R&D Planning Department of the Company

June, 1997 — Board Director responsible for Corporate Development & Licensing and Medical Information and General Manager of Corporate R&D Planning Department of the Company

October, 1997 — Board Director responsible for Corporate R&D Planning, Corporate Development & Licensing and Medical Information of the Company

June, 1999 — Managing Director of the Company (present post)

June, 2004 — Head of R&D Division of the Company to present

Positions as representative of other companies:

President and Representative Director of Aventis Pasteu Daiichi Vaccines Co., Ltd.

11,733 shares

Candidate No.	Name (Date of birth)	Professional History and Positions as Representatives of Other Companies	Number of Shares of the Company Owned
4.	Hidetoshi Imaizumi (February 22, 1944)

April, 1966 — Entered the Company

October, 1992 — General Manager of Hiroshima Branch of the Company

June, 1997 — Director, General Manager of Osaka Branch of the Company

June, 2001 — Managing Director of the Company to present

5,300 shares
5.	Tsutomu Une (December 11, 1947)

April, 1970 — Entered the Company

October, 1997 — General Manager of Corporate R&D Planning Department of the Company

June, 1998 — General Manager of Corporate Development & Licensing Department of the Company

June, 1999 — Director of the Company

October, 1999 — General Manager of Corporate R&D Strategic Planning Department of the Company

June, 2001 — Board Director responsible for Corporate R&D Strategic Planning Department of the Company

October, 2002 — Managing Director of the Company to present

Positions as representative of other companies:

President and Representative Director of Daiichi Pharmaceutical (Beijing) Co., Ltd.,

Representative Director of Daiichi Pharmaceutical Korea Co., Ltd.

3,600 shares
6.	Ryuzo Takada (December 22, 1945)

April, 1969 — Entered the Company

October, 1996 — General Manager of Takamatsu Branch of the Company

June, 1999 — General Manager of Marketing & Sales Administration Department of the Company

June, 2001 — Director of the Company to present

5,000 shares
7.	Hiroshi Sugiyama (April 6, 1947)

April, 1970 — Entered the Company

April, 1997 — General Manager of Medical Information Department of the Company

June, 2001 — Director (present post), General Manager of Medical Development Department of the Company

October, 2002 — General Manager of Clinical Development Department of the Company

April, 2005 — General Manager of Clinical Development Department I of the Company to present

6,000 shares

Candidate No.	Name (Date of birth)	Professional History and Positions as Representatives of Other Companies	Number of Shares of the Company Owned
8.	Teruo Takayanagi (October 4, 1946)

April, 1975 — Entered the Company

October, 1997 — General Manager of Post Marketing Surveillance Administration Department of the Company

October, 2000 — General Manager of Research Planning & Administration Department of the Company

June, 2001 — Director of the Company (present post)

October, 2001 — General Manager of Research Planning & Administration Department and General Manager of Proteome Research Laboratory of the Company

October, 2002 — General Manager of Research Planning & Administration Department of the Company

October, 2004 — General Manager of R&D

Operations Department of the Company to present

3,000 shares
9.	Toru Kuroda (January 27, 1948)

April, 1971 — Entered the Company

October, 1997 — General Manager of Secretary Department of the Company

October, 2000 — General Manager of Corporate Planning & Administration Department of the Company

June, 2001 — Director of the Company (present post)

June, 2003 — General Manager of Corporate Planning Department of the Company to present

4,170 shares
10.	Akira Nagano (June 27, 1948)

April, 1972 — Entered the Company

October, 1998 — General Manager of Medical External Relations Department of the Company

June, 2001 — Director of the Company (present post)

June, 2003 — General Manager of Marketing Planning & Promotion Department of the Company to present

3,400 shares
11.	George Nakayama (May 11, 1950)

April, 1979 — Entered Suntory Limited

March, 2000 — Director, General Manager of Pharmaceutical Division, Planning & Administration Department of Suntory Limited

March, 2001 — Chief Operating Officer of Pharmaceutical Division and General Manager of Pharmaceutical Division of Suntory Limited

(March, 2003 — Retired at the expiration of his term as the Director of Suntory Limited)

June, 2003 — Director of the Company to present

Positions as representative of other companies:

President and Representative Director of Daiichi Suntory Pharma Co., Ltd.

2,200 shares

Candidate No.	Name (Date of birth)	Professional History and Positions as Representatives of Other Companies	Number of Shares of the Company Owned
12.	Yoshifumi Nishikawa (August 3, 1938)

April, 1961 — Entered Sumitomo Banking Corporation

June, 1986 — Director of Sumitomo Banking Corporation

June, 1989 — Managing Director of Sumitomo Banking Corporation

November, 1991 — Senior Managing Director of Sumitomo Banking Corporation

May, 1996 — Vice President of Sumitomo Banking Corporation

June, 1997 — President of Sumitomo Banking Corporation

April, 2001 — President of Sumitomo Mitsui Banking Corporation (present post)

December, 2002 — President and Director of Sumitomo Mitsui Financial Group, Inc. to present

Positions as representative of other companies:

President of Sumitomo Mitsui Banking Corporation
President and Director of Sumitomo Mitsui Financial Group, Inc.

0 shares
13.	Jotaro Yabe (January 8, 1939)

April, 1963 - Entered Fair Trade Commission

June, 1991 - Manager of Trade Department of the Commission

July, 1992 - Manager of Economics Department of the Commission

July, 1994 - Manager of Investigation Department of the Commission

June, 1996 - Investigation Commissioner of the Commission

June, 1997 - Secretary General of the Commission

April, 1999 - Professor of Graduate School of Law and Politics of Osaka University

April, 2004 - Professor of Faculty of Humanities and Social Sciences of Jissen Women’s University to present

0 shares

Notes:	1.	Of the candidates for directorships, both Messrs. Yoshifumi Nishikawa and Jotaro Yabe satisfy the requirements of Outside Directors as set forth in Article 188, Paragraph 2, Item 7-2 of the Commercial Code.
	2.	None of the above candidates has any special interest in the Company.

Fifth Proposal: Presentation of Retirement Allowances to Retiring Directors

The Company proposes that, in appreciation of their meritorious services to the Company during their terms of office, retirement allowances should be made to Messrs. Hiroyuki Nagasako, Hiroshi Yamamoto, Atsuo Inoue, Tomomi Chiba, Isao Hayakawa, Kyohei Nonose and Kazunori Hirokawa, who will retire at the close of this general meeting of shareholders due to expiration of their terms of office, within the range of a suitable amount, in accordance with the specified standards of the Company. Determination of the specific amount, date, procedure and other details of payment of the retirement allowances is to be fully delegated to the Board of Directors.

A brief biographical data of each retiring Director is as follows:

Name	Biographical Data
Hiroyuki Nagasako	June, 1991 – Director of the Company June, 1995 – Managing Director of the Company June, 1999 – Senior Managing Director of the Company June, 2003 – Executive Vice President of the Company to present
Hiroshi Yamamoto	June, 1993 – Director of the Company June, 1999 – Managing Director of the Company June, 2003 – Senior Managing Director of the Company to present
Atsuo Inoue	June, 1995 – Director of the Company June, 1999 – Managing Director of the Company to present
Tomomi Chiba	June, 1999 – Director of the Company to present
Isao Hayakawa	June, 2001 – Director of the Company to present
Kyohei Nonose	June, 2003 – Director of the Company to present
Kazunori Hirokawa	June, 2003 – Director of the Company to present

End